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                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.2
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                               VVP AMERICA, INC.,

                        VVP AMERICA ACQUISITION, L.L.C.,

                                 SUNSOURCE INC.,

                       SUNSOURCE INVESTMENT COMPANY, INC.,

                               HARDING GLASS, INC.

                                       AND

                                  SUNSUB A INC.






                            ASSET PURCHASE AGREEMENT








                           Dated as of April 12, 2000


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                                TABLE OF CONTENTS

Item                                                                        Page
----                                                                        ----

RECITAL .......................................................................1

ARTICLE 1   DEFINITIONS .......................................................2

1.1  Definitions...............................................................2

     Acquisitive Parties Opinion...............................................2

     Affiliate.................................................................3

     Assets....................................................................3

     Assumed Liabilities.......................................................3

     Balance Sheets............................................................3

     Bills of Sale.............................................................3

     Bonus Accords.............................................................3

     Branch Accounts Agreement.................................................3

     Business Day..............................................................3

     Closing...................................................................4

     Closing Date..............................................................4

     Closing Date Balance Sheet................................................4

     COBRA.....................................................................4

     Code......................................................................4

     Draft Closing Date Balance Sheet..........................................4

     Environmental Claims......................................................4

     Environmental Laws........................................................4

     ERISA.....................................................................5

     Estimated Closing Date Balance Sheet......................................5

     Excluded Assets...........................................................5

     Financial Statements......................................................5

     GAAP......................................................................5

     General Real Property Lease Assignment....................................5

     Harding...................................................................5

     Hazardous Materials.......................................................5

     HSR Act...................................................................6

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     Income Taxes..............................................................6

     Initial and Estimated Payment.............................................6

     Instrument of Assumption..................................................6

     Insurance Policies........................................................6

     Intellectual Property Assignments.........................................6

     IRS.......................................................................6

     Issuer....................................................................7

     Knowledge.................................................................7

     Landlords' Waivers........................................................7

     Law.......................................................................7

     Letter of Credit..........................................................7

     Liens or a Lien...........................................................7

     Lockbox Letter............................................................8

     Losses....................................................................8

     LOF.......................................................................8

     LOF Note..................................................................8

     Mesa Sublease.............................................................8

     MPM.......................................................................8

     Multiemployer Plan........................................................8

     National Data Letter......................................................8

     Official Body.............................................................8

     Permitted Liens...........................................................9

     Person....................................................................9

     Plan......................................................................9

     Policy 21.................................................................9

     Property Leases...........................................................9

     Proprietary Rights........................................................9

     Purchase Price............................................................9

     Raytown Lease............................................................10

     Real Estate Deliverables.................................................10

     Related Person...........................................................10

     Retained Liabilities.....................................................10

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     Retained Leased Real Property............................................10

     Retained Owned Real Property.............................................10

     Roanoke Sublease.........................................................10

     Schedule.................................................................10

     Sellers Opinion..........................................................11

     SM Agreements............................................................11

     Standards................................................................11

     Subleases................................................................11

     Subsidiary...............................................................11

     SunSource Revolver.......................................................11

     TSA......................................................................12

     Taxes....................................................................12

     Tax Return...............................................................12

     Territory................................................................12

     Time.....................................................................13

     Tucson Sublease..........................................................13

ARTICLE 2   SALE AND PURCHASE OF ASSETS ......................................13

2.1  Sale and Purchase of Assets..............................................13

2.2  The Purchase Price.......................................................19

2.3  Determination of Closing Date Balance Sheet..............................19

2.4  Closing..................................................................27

2.5  Closing Deliveries by Sellers............................................27

2.6  Closing Deliveries by the Acquisitive Parties............................34

2.7  Timeliness of Payments...................................................37

2.8  Assets Not Purchased by the Buyer........................................37

2.9  Liabilities Assumed by the Buyer.........................................40

2.10 Liabilities Not Assumed by the Acquisitive Parties.......................41

ARTICLE 3   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS ..48

3.1  Organization and Qualification of the Company and the Absence
       of Subsidiaries........................................................48

3.2  Equity Interests.........................................................49

3.3  Authority................................................................50

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3.4  No Governmental Consents.................................................51

3.5  Properties, etc..........................................................51

3.6  Patents, Licenses and Related Matters....................................53

3.7  Financial Statements.....................................................55

3.8  Absence of Undisclosed Liabilities.......................................55

3.9  Absence of Certain Changes or Events.....................................56

3.10 Contracts................................................................57

3.11 Litigation...............................................................59

3.12 Compliance with Law......................................................60

3.13 Labor Matters............................................................61

3.14 Insurance................................................................62

3.15 Employee Benefit Matters.................................................63

3.16 Customers and Suppliers..................................................68

3.17 Machinery and Equipment..................................................69

3.18 Accounts Receivable......................................................69

3.19 Inventories..............................................................69

3.20 Employees................................................................70

3.21 Accounts Payable.........................................................71

3.22 Taxes....................................................................71

3.23 Customer Lists...........................................................72

3.24 Environmental and Occupational Safety and Health.........................72

3.25 Transactions with Affiliates.............................................75

3.26 Bank Accounts, etc.......................................................76

3.27 Backlog..................................................................76

3.28 Decrees..................................................................76

3.29 Company Products.........................................................77

3.30 Books and Records........................................................78

3.31 Defined Benefit Plan.....................................................78

3.32 Lifetime Benefits........................................................78

3.33 Excise Tax Liability.....................................................79

3.34 Brokers..................................................................79

3.35 Affiliate Transactions...................................................79

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3.36 No Sensitive Transactions................................................80

3.37 Representations Complete.................................................80

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE ACQUISITIVE PARTIES ........80

4.1  Organization.............................................................81

4.2  Authority................................................................81

4.3  Brokers..................................................................82

4.4  Litigation Affecting the Acquisitive Parties.............................83

4.5  No Consents..............................................................83

4.6  Adequate Capital.........................................................83

ARTICLE 5   COVENANTS ........................................................83

5.1  Employee Benefit Matters.................................................84

5.3  Substitution of Collateral...............................................90

5.4  Records..................................................................91

5.5  Confidentiality..........................................................92

5.6  Non-Competition..........................................................94

5.7  WARN Act.................................................................97

5.8  Profitability of Uncompleted Contracts, Agreements or Other
       Commitments of the Company.............................................98

5.9  Provisions for Warranty Claims..........................................100

5.10 FICA Adjustment.........................................................103

5.11 Cobra and Accrued Benefits..............................................103

ARTICLE 6   INDEMNIFICATION .................................................105

6.1  Survival of Representations, Warranties and Covenants...................105

6.2  Indemnification.........................................................106

     6.2.1.  By the Sellers..................................................106

     6.2.2.  By the Acquisitive Parties......................................114

     6.2.3.  Indemnification Procedures......................................115

     6.2.4.  The Procedure for Presentation to Assure of Letter of Credit....117

6.3  Receivables Indemnification.............................................119

6.4  Claw Back Right.........................................................124

6.5  Subrogation Rights......................................................124

6.6  Effect of Investigation or Knowledge....................................125

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ARTICLE 7   GENERAL PROVISIONS ..............................................125

7.1  Modification; Waiver....................................................125

7.2  Transfer of Acquired Assets and of Funds................................125

7.3  Entire Agreement........................................................127

7.4  Allocation of Purchase Price............................................128

7.5  Environmental Reports...................................................128

7.6  Preparation of Documents................................................128

7.7  Expenses................................................................129

7.8  Interpretation..........................................................129

7.9  Headings................................................................129

7.10 Time is of the Essence..................................................129

7.10 Notices.................................................................129

7.12 Severability............................................................131

7.13 Binding Effect; Assignment..............................................131

7.14 No Third Party Beneficiaries............................................131

7.15 Change of Name..........................................................131

7.16 Counterparts............................................................131

7.17 Governing Law; Dispute Resolution.......................................132

7.18 Arbitral Award..........................................................134

7.19 Sole Remedy.............................................................134



Exhibit 1 - the "Landlords' Waiver"

Exhibit 2 - the "Bill of Sale"

Exhibit 3 - the "Bill of Sale"

Exhibit 4 - the "Bill of Sale"

Exhibit 5 - the "Bill of Sale"

Exhibit 6 - the "Bill of Sale"

Exhibit 7 - the "Intellectual Property Assignments"

Exhibit 8 - the "Letter of Credit"


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Exhibit 9 - the "General Real Property Assignment"

Exhibit 10 - the "Raytown Lease"

Exhibit 11 - the "Tucson Sublease"

Exhibit 12 - the "Mesa Sublease"

Exhibit 13 - the "Roanoke Sublease "

Exhibit 14 - the "Certificate of Fulfillment"

Exhibit 15 - the "Sellers Opinion"

Exhibit 16 - the "Certificate of Government Consents"

Exhibit 17 - the "Certificate "

Exhibit 18 - the "Transition Services Agreement"

Exhibit 19 - the "Assignment"

Exhibit 20 - the "Lockbox Letter"

Exhibit 21 - the "National Data Letter"

Exhibit 22 - Intentionally Omitted

Exhibit 23 - the "Branch Accounts Agreement"

Exhibit 24 - the "Bonus Accords"

Exhibit 25 - the "Payoff Letter "

Exhibit 26 - the "Instrument of Assumption"

Exhibit 27 - the "Certificate"

Exhibit 28 - the "Acquisitive Parties' Opinion"

Exhibit 29 - the "Certificate"

Exhibit 30 - the "Certificate"

Exhibit 31 - the "Letter of Credit"

Exhibit 32 - the "Property Lease"



                                     -vii-

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                            Asset Purchase Agreement

                  Agreement, dated as of April 12, 2000, by and between VVP America, Inc., a corporation organized and existing pursuant to the laws of the State of Delaware (the "Parent"), VVP America Acquisition, L.L.C., a limited liability company organized and existing pursuant to the laws of the State of Delaware (the "Buyer") (the Parent and the Buyer are hereinafter collectively referred to as the "Acquisitive Parties" or, singularly, as an "Acquisitive Party"), SunSource Inc., a corporation organized and existing pursuant to the laws of the State of Delaware ("SunSource"), SunSource Investment Company, Inc., a corporation organized and existing pursuant to the laws of the State of Delaware ("SIC"), Harding Glass, Inc., a corporation organized and existing pursuant to the laws of the State of Delaware (the "Company"), and SunSub A Inc., a corporation organized and existing pursuant to the laws of the State of Delaware (the "Owner") (the Owner, SIC, the Company and SunSource are hereinafter collectively referred to as the "Sellers" or, singularly, as a "Seller") (the "Agreement").

                              W I T N E S S E T H :
                               - - - - - - - - - -

                  WHEREAS, SIC, a wholly owned subsidiary of SunSource, owns all of the issued and outstanding shares of capital stock of the Owner;

                  WHEREAS, the Owner owns all of the issued and outstanding capital stock of the Company;

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                  WHEREAS, the Company desires to sell, and the Buyer desires to purchase, the business and certain of the related assets of Harding, each upon the terms and conditions hereinafter set forth; and

                  WHEREAS, in the absence of the execution and delivery hereof by SunSource and the joint and several liability of the Sellers, the Acquisitive Parties would not execute and deliver the Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto, intending to be bound by the terms and provisions hereof, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                  1.1 Definitions. The terms defined in this Article 1, whenever used herein, shall have the following meanings for purposes of this Agreement:

                  "Acquisitive Parties Opinion" shall have the meaning ascribed to such phrase in Section 2.6(d) hereto.

                  "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person where "control" is defined as having ownership, directly or indirectly, of 20%, or more, of the voting stock or other equity interest of such Person.

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                  "Assets" shall have the meaning ascribed to such word in
Section 2.1 hereof.

                  "Assumed Liabilities" shall have the meaning ascribed to such phrase in Section 2.9 hereof.

                  "Balance Sheets" shall have the meaning ascribed to such phrase in Section 2.3(a) hereof.

                  "Bills of Sale" shall have the meaning ascribed in such phrase in Section 2.5(b) hereof.

                  "Bonus Accords" shall have the meaning ascribed to such phrase in Section 2.5(w) hereof.

                  "Branch Accounts Agreement" shall have the meaning ascribed to such phrase in Section 2.5(v) hereof.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in Philadelphia, Pennsylvania, are authorized or required by law, or executive order, to close.

                  "Closing" means the consummation of the purchase of the Assets as contemplated by Section 2.1 hereof.

                  "Closing Date" means the date the Closing takes place.

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                  "Closing Date Balance Sheet" has the meaning ascribed to such phrase in Section 2.3(a) hereof.

                  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

                  "Draft Closing Date Balance Sheet" has the meaning ascribed to such phrase in Section 2.3(c) hereof.

                  "Environmental Claims" has the meaning ascribed to such phrase in Section 3.24(i) hereof.

                  "Environmental Laws" has the meaning ascribed to such phrase in Section 3.24(ii) hereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto.

                  "Estimated Closing Date Balance Sheet" has the meaning ascribed to such phrase in Section 2.3(a) hereof.

                  "Excluded Assets" shall have the meaning ascribed to such phrase in Section 2.8 hereof.

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                  "Financial Statements" shall have the meaning ascribed to such phrase in Section 3.7 hereof.

                  "GAAP" means generally accepted U.S. accounting principles, consistently applied.

                  "General Real Property Lease Assignment" shall have the meaning ascribed to such phrase in Section 2.5(f) hereof.

                  "Harding" shall mean the Company.

                  "Hazardous Materials" has the meaning ascribed to such phrase in Section 3.24(iii) hereof.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "Income Taxes" means all federal, state, local and foreign taxes (excluding franchise taxes) on, or based on, net income (including interest and penalties relating thereto) attributable to the operations of the Company.

                  "Initial and Estimated Payment" shall have the meaning ascribed to such phrase in Section 2.2 hereof.

                  "Instrument of Assumption" has the meaning ascribed to such phrase in Section 2.6(b) hereof.

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                  "Insurance Policies" has the meaning ascribed to such phrase in Section 3.14 hereof.

                  "Intellectual Property Assignments" shall have the meaning ascribed to such phrase in Section 2.5(c) hereof.

                  "IRS" means the United States Internal Revenue Service.

                  "Issuer" means PNC Bank, National Association.

                  "Knowledge", as to Harding, means awareness, after a reasonable investigation, of any of Harold J. Cornelius, Jerry Cash, Larry D. Cardwell, Steven J. Wisdom, Randy Rickets, Thomas Strader, Lyn Hewlette, Bernard
G. Bautch, Judy Byers or Gregory C. Yemm; and "Knowledge", as to any Seller other than Harding, means the awareness of any of Norman Edmonson, Donald Marshall (but only as to matters preceding April 28, 1999, at which time Donald Marshall retired) or Joseph M. Corvino.

                  "Landlords' Waivers" shall have the meaning ascribed to such phrase in Section 2.5(a) hereof.

                  "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

                  "Letter of Credit" shall have the meaning ascribed to such phrase in Section 2.5(e) hereof.

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                  "Liens" or a "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                  "Lockbox Letter" shall have the meaning ascribed to such phrase in Section 2.5(s) hereof.

                  "Losses" shall mean any and all liability, loss, cost, damage or expense.

                  "LOF" shall have the meaning ascribed to such word in Section 2.3(a) hereof.

                  "LOF Note" shall have the meaning ascribed to such phrase in
Section 2.3(a)(I) hereof.

                  "Mesa Sublease" shall have the meaning ascribed to such phrase in Section 2.5(i) hereof.

                  "MPM" shall have the meaning ascribed to said word as set forth in Section 5.8 hereof.

                  "Multiemployer Plan" shall have the meaning ascribed to such phrase in Section 3.15(a) hereof.

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                  "National Data Letter" shall have the meaning ascribed to such phrase in Section 2.5(t) hereof.

                  "Official Body" shall mean any government or political subdivision or agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                  "Permitted Liens" shall have the meaning ascribed to such phrase in Section 3.5 hereof.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust or unincorporated organization.

                  "Plan" shall have the meaning ascribed to such term in Section 3.15(a) hereof.

                  "Policy 21" shall have the meaning ascribed to such phrase in
Section 2.3(a) hereof.

                  "Property Leases" shall have the meaning ascribed to such phrase in Section 2.8(a) hereof.

                  "Proprietary Rights" shall have the meaning ascribed to such phrase in Section 2.1 hereof.

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                  "Purchase Price" shall be the sum of Thirty Three Million
($33,000,000) Dollars plus, or minus, the difference between Nineteen Million Six Hundred and Twelve Thousand ($19,612,000) Dollars and the tangible net worth of the Company as set forth on the Closing Date Balance Sheet.

                  "Raytown Lease" shall have the meaning ascribed to such phrase in Section 2.5(g) hereof.

                  "Real Estate Deliverables" shall have the meaning ascribed to such phrase in Section 2.5(d) hereof.

                  "Related Person" means any corporation, trade, business or entity under common control with the Company, within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001(b) of ERISA.

                  "Retained Liabilities" shall have the meaning ascribed to such phrase in Section 2.10 hereof.

                  "Retained Leased Real Property" shall have the meaning ascribed to such phrase in Section 2.8(a) hereof.

                  "Retained Owned Real Property" shall have the meaning ascribed to such phrase in Section 2.8(a) hereof.

                  "Roanoke Sublease" shall have the meaning ascribed to such phrase in Section 2.5(j) hereof.

                  "Schedule" means any of the disclosure schedules of the Sellers containing information relating to the Company or the Sellers pursuant to Section 3 hereof and the other provisions hereof that have been provided to the Acquisitive Parties on the date hereof.

                  "Sellers Opinion" shall have the meaning ascribed to such phrase in Section 2.5(l) hereof.

                  "SM Agreements" shall have the meaning ascribed to such phrase in Section 2.10(a) hereof.

                  "Standards" shall have the meaning assigned to such phrase in
Section 2.3(a) hereof.

                  "Subleases" shall have the meaning ascribed to such word in
Section 2.8(a) hereof.

                  "Subsidiary" means each corporation of which the Company owns, directly or indirectly, on the Closing Date, capital stock representing more than 50% of the outstanding voting stock and each partnership, joint venture or other Person in which the Company owns, or has the right to acquire, directly or indirectly, a majority equity interest.

                  "SunSource Revolver" means certain credit facilities under the revolving credit, term loan, guaranty, and security agreement, dated December 15, 1999, among SunSource and certain of its Affiliates, PNC Bank, National Association, as agent, and the other parties thereto, as amended, from time to time.

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                  "TSA" shall have the meaning ascribed to such word in Section
2.5(o) hereof.

                  "Taxes" shall mean any and all taxes, including income taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign), including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

                  "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

                  "Territory" means all 50 states of the United States of America and the District of Columbia, Canada and Mexico.

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                  "Time" shall have the meaning ascribed to such word in Section
2.3(a) hereof.

                  "Tucson Sublease" shall have the meaning ascribed to such phrase in Section 2.5(h) hereof.

                                   ARTICLE 2
                           SALE AND PURCHASE OF ASSETS

                  2.1 Sale and Purchase of Assets Error! Bookmark not defined. The Company hereby sells, transfers, assigns, conveys and delivers to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Company, all of the properties and assets of the Company and any predecessor or Subsidiary of the Company, excluding only the Excluded Assets, including those assets which are used by the Company but which are owned by a predecessor, or Affiliate or a Subsidiary of the Company and are located at a facility owned or leased by the Company or a predecessor as set forth on Schedule 2.1A hereto (all of such assets and properties to be hereinafter collectively referred to as the "Assets") upon the terms, and subject to the conditions, hereinafter set forth. The Assets so sold, assigned and transferred shall constitute all of the properties and assets of the Company or of any Affiliate of the Company or predecessor of the Company as are used in or in connection with the business of the Company, excluding the Excluded Assets and any administrative personnel and other assets related to services provided by a Seller, other than the Company, to the Company and located at 3000 Logan Square, Philadelphia, Pennsylvania 19103, of whatever kind, nature and description, tangible and intangible, real or personal, wherever situated, in which the Company has any right or interest, including:

                       (a) all cash, other than as noted in Section 2.8(m), checks, marketable securities, notes, bank accounts, other than as noted in
Section 2.8(l) hereof, (including all deposit accounts, lockboxes, lockbox accounts and any and all funds present therein on the date hereof and in the future) trade and other accounts receivable (other than those delineated in
Section 2.8(d) hereof), royalties, deferred charges, advance payments, prepaid items (other than prepaid insurance assets and prepaid taxes [which are discussed elsewhere in the Agreement]), claims for refunds (other than those with respect to insurance policies of the Company or taxes), rights of offset and credits;

                       (b) all property, plant and equipment including all fee simple interests in all land other than the Retained Owned Real Property (as hereinafter defined), which shall be subject to a lease in the form attached as
Exhibit 10, leaseholds (excluding the leases with respect to the facilities of the Company in Mesa, Arizona, Tucson, Arizona and Roanoke, Virginia [the "Retained Leases"]), easements, rights of way, licenses, railroad and other use agreements, rights to vacated land and other interests in land, computer and telephone equipment, machinery, equipment, tools, motor vehicles, transportation, packing and delivery equipment and supplies, furniture and fixtures;

                       (c) all contract rights and other intangible and tangible assets including:

                           (i) all leases, other than the Retained Leases, and leasehold estates and interests therein (including leases with respect to computer hardware or software used by the Company), permits, licenses, forbearances and consents;

                           (ii) all contractual and other rights and licenses under purchase orders, supply agreements, sales orders, agreements pursuant to which the Company, or any other Seller with respect to the business of the Company, is to indemnified (except the Agreement), joint venture agreements of the Company, or any other Seller with respect to the business of the Company, restrictive covenant agreements running in favor of the Company, or any other Seller with respect to the business of the Company, to the extent that the same are so assignable (to the extent that any of the same are not assignable, and all of the same are set forth, whether assignable or not, on Schedule 2.1B hereto, the Sellers agree to, at the sole cost, expense and liability of Buyer, to seek to enforce the same as, and to the extent that, the Buyer may, from time to time, direct), agreements of employment, representative agreements, non-competition agreements to the extent that the same are so assignable (to the extent that any of the same are not assignable, and all of the same are set forth, whether assignable or not, on
                                  Schedule 2.1C hereto, the Sellers agree to, at the sole cost, expense and liability of Buyer, to seek to enforce the same as, and to the extent that, the Buyer may, from time to time, direct), dealer agreements, export agent agreements, consulting agreements, confidentiality agreements to the extent that the same are so assignable (to the extent that any of the same are not assignable the Company agrees to, at the sole cost, and expense and liability of the Buyer, to seek to enforce the same as, and to the extent that, the Buyer may, from time to time, direct), development agreements, assignment agreements and all other contracts, including any contracts described in Section 3.10 and any Immaterial Contracts;

                           (iii) all proprietary rights existing in all countries, including all patents, patent applications, and patent disclosures, all trademarks, service marks, trade names, trade dress, logos, designs, corporate names and all translations, adaptations, derivations and combinations thereof, and all registrations and applications to register any of the foregoing and all of the goodwill of the products, services or businesses with which any of the foregoing or the Company is, or has been, associated or in any way connected, all copyrightable subject matters, copyrights, copyright registrations and applications to register copyrights, all mask works, mask work registrations and applications to register mask works, all trade secrets, shop rights, know-how, confidential information, all licenses to, or from, third parties with respect to any of the foregoing, all copies and tangible embodiments to the foregoing (in whatever form or medium) owned by the Company, together with all rights to sue and to recover for past infringement or misappropriation of any of the foregoing;

                           (iv) all discoveries, improvements, processes, formula (secret or otherwise), databases and computer software in both source code and object code form, if any), and documentation related thereto, owned by the Company, data, engineering, technical and shop drawings, art work, specifications and ideas (including those in the possession of third parties and which are the property of the Company), whether protectable or not, licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing (and all copies and intangible embodiments thereof owned by the Company, in whatever form or medium);

                           (v)    all supplies on hand and in transit,
                                  inventories of finished goods, raw material and work-in-process;

                           (vi) all memberships, agencies and permits, of whatever kind or nature;

                           (vii) all books of account, customer records, customer lists, mailing lists, files, papers and records relating to the Assets and the business and affairs of the Company including those with respect to the Assets and the Assumed Liabilities in the possession of the Company on the Business Day preceding the date hereof;

                           (viii) all goodwill in the business of the Company;
                                  and

                           (ix) all franchise and all right, title and interest in and to the use of the names "Harding", "Harding Glass", "One Stop Glass Shop" and any other and additional trademark, service mark, trade name, name or designation similar or dissimilar to any of the foregoing used in connection with the business of the Company or as set forth in the Intellectual Property Assignments (the rights in Sections 2.1(c)(iii), (iv), (viii) and (ix) are hereinafter collectively referred to herein as the "Proprietary Rights").

                  2.2 The Purchase Price. Simultaneous with the execution and delivery hereof the Owner agrees to cause the Company to sell, and the Buyer shall purchase and accept, the Assets, for a cash purchase price equal to Thirty Three Million ($33,000,000.00) Dollars plus, or minus, on a dollar for dollar basis, the difference between the tangible net worth of the Company, as determined in accordance with the terms hereof, and as set forth on the Estimated Closing Date Balance Sheet (as hereinbelow defined), and Nineteen Million Six Hundred and Twelve Thousand ($19,612,000) Dollars (the "Initial and Estimated Payment"), said Initial and Estimated Payment to be subject to later adjustment in accordance with the terms hereof.

                  2.3  Determination of Closing Date Balance Sheet.

                       (a) Not later than April 6, 2000, the Sellers shall have delivered to the Acquisitive Parties the estimated closing date balance sheet, as of the close of business on the Closing Date (the "Time"), of the Company, which is acceptable to the Acquisitive Parties (the "Estimated Closing Date Balance Sheet"). The Estimated Closing Date Balance Sheet, the Draft Closing Date Sheet (as defined below) and the closing date balance sheet, as of the Time (the "Closing Date Balance Sheet") (the Estimated Closing Date Balance Sheet, the Draft Closing Date Balance Sheet and the Closing Date Balance Sheet are hereinafter collectively referred to as the "Balance Sheets"), shall each be prepared in accordance with the "Standards", which shall consist of the following principles, (A) GAAP applied on a consistent basis except where otherwise addressed herein, (B) each of the Balance Sheets will reflect the results of the February 25, 2000 and the March 31, 2000, physical inventories of the Assets rolled forward, in accordance with GAAP to reflect the gains and losses on the February and March physical inventories on the Balance Sheets; (C) the Balance Sheets shall each reflect accrued vacation and sick pay expenses as of the Closing Date, (D) each of the Balance Sheets shall contain such additional provisions if any, as may be required by "Policy 21", of the Company as attached herewith as Schedule 2.3A , (E) the value of the tangible Assets of the Company on the Balance Sheets, including the value of the inventory and the property, plant and equipment of the Company will reflect the adjustments, if any, indicated by the result of the February 25, 2000, and March 31, 2000, physical inventory of the Assets, rolled forward, in accordance with GAAP, to the appropriate date on the relevant balance sheet in order to assure an appropriate evaluation of the physical inventory in accordance therewith, said process to be performed by the Company in accordance with prior practices of the Company subject only to GAAP, (F) all accounts payable on the Balance Sheets are to be supported by appropriate documentation, (G) each of such Balance Sheets shall contain a reserve equal to Two Hundred and Five Thousand ($205,000.00) Dollars representative of those bonus payments to be made by the Buyer, within ten (10) days after the date hereof, as set forth on Schedule 2.3B hereto (the "GBK"), (H) each of such Balance Sheets shall reflect the deletion therefrom of
(i) the book value of the real property assets of the facility of the Company in Raytown, Missouri and the projected net book value accorded to the leasehold interests of the Company with respect to its facilities in Tucson, Arizona, as of April 12, 2001, Mesa, Arizona, as of February 28, 2002, and Roanoke, Virginia, as of February 25, 2002, and (ii) any value with respect to any intangible assets of the Company, as defined by GAAP, including good will and intellectual property rights and any value accorded to any litigation presently being prosecuted or pursued by the Company, other than any litigation with respect to the collection of accounts receivable being acquired by the Buyer pursuant to the terms hereof, (I) there shall be recorded on each of such Balance Sheets an entry reflective of the indebtedness of the "Harding Glass Industries a division of SDI Operating Partners, L.P." to Libbey-Owens-Ford Company ("LOF") pursuant to the note, dated April 20, 1988, from said debtor to LOF (the "LOF Note") thereunder on the Closing Date in the amount of Nine

Hundred Seventy-Four Thousand ($974,000) Dollars, (J) there shall be established a reserve, on each of the Balance Sheets, in the amount of Two Hundred and Three Thousand ($203,000) Dollars for each of (i) any severance liabilities, costs and expenses of the Company to be paid in a manner consistent with the existing severance plan of the Company as set forth on Schedule 3.15(a) hereof and (ii) the "stay plan" of the Company, as set forth on Schedule 3.15(a) hereto, with respect to employees of the Company so employed by the Company on the date hereof (such reserve not to be applied or applicable with respect to any obligation of any party to any individual executing an SMA [complete liability with respect to each SMA, and with respect to each person executing an SMA, to be a "Retained Liability" for any and all purposes hereof]) said reserve to be the sole liability of the Sellers with respect to the severance liabilities to be paid in accordance with the severance plan set forth in Schedule 3.15(a) and the "stay plan" of the Company as set forth on Schedule 3.15(a) hereto, and in the event that less than One Hundred and Three Thousand [$103,000.00] Dollars is expended pursuant to the "severance plan" of the Company as set forth on
Schedule 3.15(a) hereto with respect to employees of the Company so employed by the Company on the date hereof, the remaining sum, if any, shall be paid to the Company, as soon after the date hereof as the same may be responsibly calculated, (K) on each of the Balance Sheets there shall be recorded an entry reflective of the value of only those accounts receivable of the Company bearing an invoice date on, or after, the 1st day of January, 2000, and those accounts receivable of the Company bearing an earlier invoice date and noted on Schedule 2.3C hereto, (L) each of the Balance Sheets shall reflect accrued group medical insurance, dental insurance, life insurance and accidental death and dismemberment reserves, consisting of reserves for services performed prior to, but unpaid by the Company as of, the Closing Date for the Company's employees under the medical, dental, life, and accidental death and disability plans (collectively considered the "medical plans"); and (M) any current or deferred assets or liabilities relating to prepaid insurance assets and Taxes shall be removed from each of the Balance Sheets.

                       (b) The Buyer shall, in accordance with the Agreement, pay, or cause to be paid, to the Owner and by wire transfer to that account delineated in Schedule 2.3(b) hereto, and in immediately available U.S. funds, against delivery to the Acquisitive Parties of all documents required to be delivered by the Sellers, the Initial and Estimated Payment.

                       (c) As soon as is practicable after the Closing Date, but in any event within a period of ninety (90) days thereafter, the Sellers shall prepare and deliver to the Acquisitive Parties a Draft Closing Date Balance Sheet of the Company (the "Draft Closing Date Balance Sheet") as of the Time prepared in accordance with the Standards and said Draft Closing Date Balance Sheet shall be accompanied by a detailed quantitative analysis of any differences between the Estimated Closing Date Balance Sheet and the Draft Closing Date Balance Sheet. The Acquisitive Parties shall, within a period of thirty (30) days after receipt by the Acquisitive Parties of such Draft Closing Date Balance Sheet, advise the Sellers, in writing, as to any manner in which the Acquisitive Parties believe that the Draft Closing Date Balance Sheet has not been prepared in accordance with the Standards. In the event that such written statement of the Acquisitive Parties is not received by the Sellers within said thirty (30) day period, the Draft Closing Date Balance sheet shall be deemed, for any and all purposes, to be the Closing Date Balance Sheet. In the event the written statement of disagreement from the Acquisitive Parties is timely received, the Sellers shall be afforded a period of thirty (30) days, after receipt by the Sellers of the same, to advise the Acquisitive Parties, in writing, as to disagreements of the Sellers, if any, therewith. In the event that the Acquisitive Parties do not receive, within such thirty (30) day period, the written statement of disagreement from the Sellers, the written statement of disagreement from the Acquisitive Parties shall be deemed, for any and all purposes, to be accepted by the Sellers, with the effect that all such changes proposed in the statement of disagreement of the Acquisitive Parties shall be accepted and automatically incorporated into the Closing Date Balance Sheet. In the event that the Acquisitive Parties do receive the written statement of disagreement of the Sellers on or prior to the expiration of the thirty (30) day period afforded to the Sellers the parties shall seek, for a period of thirty
(30) days thereafter, to "amicably resolve" their disagreements with respect to the "Draft Closing Date Balance Sheet", in accordance with the Standards and the Agreement. If the parties do so resolve all of their differences the parties shall thereupon timely jointly prepare the "Closing Date Balance Sheet", evidencing the agreement of the parties.

                  In the event that the parties are not able to so resolve their differences, payment shall be made, as appropriate, to effect any agreements between the parties and any matters remaining in controversy shall be referred for final resolution, in accordance with the Standards and the Agreement, to the Cincinnati, Ohio, office of one (1) of the five (5) largest United States independent certified public accounting firms which has no business relationship with any of the Acquisitive Parties or the Sellers. If the parties hereto fail to agree on such accounting firm within ten (10) Business Days, any of the parties hereto may request the American Arbitration Association to appoint such an accounting expert (or another accounting firm if all five (5) accounting firms decline to accept or are disqualified from accepting, the engagement), and such appointment shall be conclusive and binding upon the parties hereto. The fees, costs and expenses of said firm shall be borne equally by the Acquisitive Parties and the Sellers and the "Closing Date Balance Sheet", as determined by such accounting firm, shall be, for any and all purposes, deemed to be the "Closing Date Balance Sheet."

                       (d) The Sellers shall permit the accountants and other representatives of the Acquisitive Parties to, at any time and from time to time, observe, and participate in, the preparation of the Draft Closing Date Balance Sheet, and each of the Sellers and the Acquisitive Parties shall make available to the other parties, and their accountants and other representatives, such documents, instruments, work papers and supporting documentation as they may wish to review and make available to such parties such employees of, and records of, the Sellers or the Acquisitive Parties, as the case may be, as they may desire to interview and review in connection with their review of the Balance Sheets and in connection with any dispute arising from the same.

                       (e) The Acquisitive Parties and the Sellers, as the case may be, shall make payment, free and clear of any offsets, deductions or counterclaims, within five (5) Business Days of receipt of the Closing Date Balance Sheet, howsoever derived, in order to, on a dollar-for-dollar basis, reflect all differences between the Purchase Price and the Initial and Estimated Payment.

                       (f) Other than with respect to the liabilities and reserves established on the Balance Sheets with respect to accounts receivable, inventory and warranty matters, in the event that any reserves established on the Closing Date Balance Sheet are not fully utilized, or do not then remain payable, as calculated on December 31, 2000 in a manner consistent with the Company's prior practices, the Buyer shall remit such unused amount to the Company subject to the dispute resolution procedure in Section 2.3(c); provided, however, that, the parties shall seek to effect full disposition of any remaining reserves with respect to warranty not later than five (5) years from the date hereof. Similarly, in the event that any reserves or accruals specifically established on the Balance Sheets are less than the liability of the Company with respect to the category covered by such reserves, as of the period prior to the Closing, and such liability is paid by the Buyer, the Sellers shall, within ten (10) days of being advised by the Buyer of the amount of said insufficiency, pay to the Buyer the difference between such reserves or accruals and the amount so paid by the Buyer subject to the dispute resolution procedure in Section 2.3(c).

                  2.4 Closing. The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103-2921, at 9:00 A.M., local time, on the date hereof. For GAAP and tax purposes, the Closing shall be effective as of the close of business on the Closing Date.

                  2.5 Closing Deliveries by Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, the following to the Acquisitive Parties:

                       (a) The landlords' consents to assignment and waivers in the form attached herewith as Exhibit 1, executed by each lessor of real property leased to, or otherwise occupied by, the Company as set forth on
Schedule 2.5(b) hereto and received, on or before the date hereof, by any Seller (hereinafter collectively referred to as the "Landlords' Waivers").

                       (b) A bill of sale in the form attached hereto as Exhibit 2, with respect to those accounts receivable of the Company bearing an invoice date on, or after, the 1st day of January, 2000, a bill of sale, in the form attached herewith as Exhibit 3, with respect to those accounts receivable of the Company noted on Schedule 2.3C, a bill of sale, in the form attached herewith as
Exhibit 4, with respect to all leased non-real estate property and assets of the Seller, a general bill of sale with respect to the Assets, in the form attached hereto as Exhibit 5, and a separate bill of sale, in the form attached herewith as Exhibit 6, from each owner as to such vehicles in each state of registration thereof with respect to all vehicles, including cars, trucks, tractors and trailers owned by either the Company, or any affiliate or predecessor thereof and used (if owned by the Company or a predecessor thereof) in whole or in part, in the business of the Company (hereinafter collectively referred to as the "Bills of Sale"), together with original ownership cards and documents and other evidence of ownership of each of the vehicles being transferred by the Sellers or their predecessors pursuant to the terms hereof.

                       (c) Assignments transferring to the Buyer all of the Proprietary Rights (the "Intellectual Property Assignments"), in the forms attached hereto as Exhibit 7, or in such other form, or forms, as may be appropriate or necessary, in the opinion of the Acquisitive Parties, for recordation in any and all jurisdictions.

                       (d) With respect to all real property owned by the Company, or any predecessor thereto, to be acquired by the Buyer pursuant to the terms hereof, as set forth on Schedule 2.5 hereto, the Sellers shall deliver (i) a special warranty deed in form and substance reasonably satisfactory to the Acquisitive Parties, fully executed and acknowledged by the Company, or the record owner thereof, conveying the subject property to the Buyer, subject only to the Permitted Encumbrances, (ii) a certificate from the Sellers in a form reasonably acceptable to the Acquisitive Parties and a title insurance company to be designated by the Acquisitive Parties ("Title Company") stating that each of the Sellers is a United States taxpayer and is not a foreign estate or trust or any other foreign entity or person in accordance with applicable law and the regulations of the IRS, (iii) such forms and certificates prescribed by each municipality where each property is located transferring all municipal water, wastewater and other utilities capacity and reservations applicable to the subject property with all capital recovery, and other charges paid, (iv) a Seller's affidavit and such other documents, receipts, certificates, instruments or agreements as are reasonably required by the Title Company and/or customary for the closing of a real estate transaction in the jurisdiction in which such property is located, and (v) a wire transfer made payable to the order of the Title Company, representative of the sum of the following adjustments (as shown on the fully executed HUD-1 Settlement Sheet prepared by the Title Company), each to be effective as of the date hereof:

                           (i) The total of all real estate taxes, general or special, and all other public charges or assessments against the subject properties (collectively, the "Real Estate Charges") that are payable on an annual basis pro-rated on a per diem basis to and as of the date hereof (such pro-rations shall be based upon the respective fiscal years of taxing bodies levying such taxes);

                           (ii) Fifty percent (50%) of all recordation stamps or taxes and all transfer taxes imposed upon the conveyance of the subject property and/or the recordation of the deeds; and

                           (iii) Fifty percent (50%) of all fees for to the recordation of the deeds (all of the foregoing are hereinafter collectively referred to an the "Real Estate Deliverables").

                       (e) The Irrevocable Letter of Credit in favor of the Buyer in the amount of Two Million ($2,000,000.00) Dollars issued by the Issuer for a term of two (2) years from the date hereof and then to be reduced to an amount equal to the amount of any then outstanding claims by the Buyer against any Seller pursuant to the Agreement in the form of Exhibit 8 hereto (the "Letter of Credit");

                       (f) The General Real Property Lease Assignment executed by the Sellers in the form attached hereto as Exhibit 9 (the "General Real Property Lease Assignment");

                       (g) A lease agreement executed by the Company, in the form attached hereto as Exhibit 10, with respect to the facility of the Company at 10000 E. 350 Highway, Raytown, Missouri 64138 (the "Raytown Lease");

                       (h) A sublease agreement, in the form attached hereto as
Exhibit 11, by and between the Company and the Buyer with respect to the facility leased by the Company located at 4750 East Speedway Boulevard, Tucson, Arizona (the "Tucson Sublease");

                       (i) A sublease agreement, in the form attached hereto as
Exhibit 12, by and between the Company and the Buyer with respect to the facility leased by the Company located at 955 South Country Club Road, Mesa, Arizona 85210 (the "Mesa Sublease");

                       (j) A sublease agreement, in the form attached hereto as
Exhibit 13, by and between the Company and the Buyer with respect to the facility leased by the Company located at 5312 Williamson Road, Roanoke, Virginia 24012 (the "Roanoke Sublease");

                       (k) A separate certificate, dated the Closing Date and in the form attached hereto as Exhibit 14, signed by the President or a Vice President of each of the Sellers, to the effect that (A) all representations and warranties of the Sellers are true and correct in all material respects and (B) that the Sellers have performed and complied in all material respects with all agreements, contracts and conditions required by this Agreement to be performed and complied with by them prior to or on the date hereof, subject to such exceptions to subpart (B) as are set forth on a schedule appended to such certificate with respect to the failure, or possible failure, of the Sellers to have obtained certain consents to the transfer to the Buyer of all the right, title and interest of the Sellers to certain contracts, agreements and understandings of the Sellers;

                       (l) The written opinion of Morgan, Lewis & Bockius, LLP, counsel to the Sellers, dated the Closing Date, in the form attached herewith as
Exhibit 15 (the "Sellers' Opinion");

                       (m) A certificate in the form attached hereto as Exhibit 16 of the Sellers that the Sellers have received all necessary governmental consents or approvals to permit the Sellers to consummate the transactions contemplated by this Agreement;

                       (n) A certificate, in the form attached hereto as Exhibit 17, of the Sellers that all applicable waiting periods under the HSR Act have expired or been terminated and no court order has been entered that enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement or questions the validity of this Agreement, and that there is no pending or threatened litigation, proceeding or investigation that restrains, prohibits or prevents or, in the reasonable opinion of the Sellers, presents a significant risk of restraining, prohibiting or preventing, or changing the terms of the transactions contemplated by this Agreement or which otherwise would materially and adversely affect the condition, financial or otherwise, of the Company;

                       (o) The transition services agreement executed by the Company in the form of Exhibit 18 hereto (the "TSA");

                       (p) The assignment, in the form attached hereto as
Exhibit 19, to the Buyer of all right, title and interest of SunSource with respect to each of the confidentiality and non-competition provisions of employment agreements, dated December 9, 1999, between SunSource and Harold J. Cornelius, Jerry Cash, Larry D. Cardwell, Steven J. Wisdom, Randy Ricketts, Thomas Strader, Lyn Hewlette, Bernard G. Bautch and Gregory C. Yemm;

                       (q) Evidence that the Buyer has been designated as an "additional insured" on those insurance policies of the Company set forth on
Schedule 2.5(a) which shall include the personal injury and property/casualty insurance policies of the Company or of the Sellers with respect to the Company;

                       (r) Evidence that the Company has taken actions to satisfy all conditions as set forth in Section 5.1(b) of the Agreement, to the obligations of the Buyer to assume any liability with respect to the Plans;

                       (s) Letter from the Company to each of Commerce Bank, N.A. and UMB Bank N.A. (the "Lockbox Banks") in the form attached herewith as
Exhibit 20 (the "Lockbox Letter");

                       (t) Letter by the Company to NDC/eCommerce in the form attached herewith as Exhibit 21 (the "National Data Letter");

                       (u) [Intentionally Omitted];

                       (v) Letter agreement, dated as of the date hereof, by and between the Company, the Buyer, VVP Funding Corporation, Redwood Receivables Corporation and General Electric Capital Corporation in the form attached herewith as Exhibit 23 (the "Branch Accounts Agreement");

                       (w) Letter Agreements, dated as of the Closing, and in the form attached hereto as Exhibit 24, between each of the individual signatories to the SMA Agreements and SunSource (the "Bonus Accords"); and

                       (x) The letter, dated as of the date hereof, from the Issuer to the Company in the form attached hereto as Exhibit 25 (the "Payoff Letter").


                  2.6 Closing Deliveries by the Acquisitive Parties. At the Closing, the Acquisitive Parties shall deliver, or cause to be delivered, the following to the Sellers:

                       (a) Cash in the amount of the Initial and Estimated Payment, by wire transfer of immediately available U.S. funds to the account identified on Schedule 2.6(a) hereto; and

                       (b) An instrument of assumption with respect to the Assumed Liabilities in the form attached hereto as Exhibit 26 (the "Instrument of Assumption");

                       (c) A separate certificate, dated the Closing Date and in the form attached hereto as Exhibit 27, signed by the President or a Vice President of each of the Acquisitive Parties to the effect that (A) all representations and warranties of the Acquisitive Parties are true and correct in all material respects (B) and that the Acquisitive Parties have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to or on the date hereof;

                       (d) The written opinion of Thorp, Reed & Armstrong, LLP, counsel to the Acquisitive Parties, dated the Closing Date, in the form attached hereto as Exhibit 28 (the "Acquisitive Parties' Opinion");

                       (e) A certificate in the form attached hereto as Exhibit 29 of the Acquisitive Parties that the Acquisitive Parties have received all necessary government consents or approvals to permit them to consummate the transactions contemplated by this Agreement;

                       (f) A certificate in the form attached hereto as Exhibit 30 of the Acquisitive Parties that all applicable waiting periods under the HSR Act have expired or been terminated and no court order shall have been entered that enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement or questions the validity of this Agreement, and that there is no pending or threatened litigation, proceeding or investigation that restrains, prohibits or prevents or, in the reasonable opinion of the Acquisitive Parties, presents a significant risk of restraining, prohibiting or preventing, or changing the terms of the transactions contemplated by this Agreement or which otherwise would materially and adversely effect the condition, financial or otherwise, of the Buyer;

                       (g) The Intellectual Property Assignments;

                       (h) The General Real Property Lease Assignment;

                       (i) The Raytown Lease;

                       (j) The Tucson Sublease;

                       (k) The Mesa Sublease;

                       (l) The Roanoke Sublease;

                       (m) The TSA;

                       (n) The AA Agreements;

                       (o) The Branch Accounts Agreement;

                       (p) Evidence that Buyer has taken actions to assume those Employee Benefit Plans which Buyer agreed to assume in Section 5.1(a) herein, however said assumption is conditioned upon the satisfaction of certain conditions precedent by the Sellers as noted in Section 5.1(b) hereof (the Closing to be dispositive evidence of the satisfaction of this condition precedent); and

                       (q) The Bonus Accords.

                  2.7 Timeliness of Payments. In the event that any sums due and owing pursuant to this Agreement are not paid on, or before, the date that such sums become due and payable or, if disputed, the date such sums are adjudicated to be, or mutually agreed, in writing, to have become, due and payable (the "Due Date"), such unpaid sums shall bear interest, from the due date, until so received by the recipient party, at that interest rate equal to the lesser of (A) the highest rate permitted by applicable law or (B) the product of (i) 1.50 and (ii) that interest rate then paid or to be paid by the party who has failed to make the payment when due with respect to "short term unsecured" indebtedness for borrowed funds pursuant to such company's then existing credit facility, if any, or if no such facility then exists, that interest rate then paid by such party with respect to indebtedness for borrowed funds due within one (1) year of the first borrowing thereof, as the same may change from time to time.

                  2.8 Assets Not Purchased by the Buyer. The parties hereto agree that, notwithstanding anything to the contrary contained herein, or elsewhere, the Buyer is not purchasing, directly or indirectly, any right, title or interest in, and to, the following assets (said assets are hereinafter collectively referred to as the "Excluded Assets");

                       (a) The real property and real estate leases of the Company or a predecessor thereof as are set forth on Schedule 2.8A hereto (hereinafter collectively referred to as the "Retained Owned Real Property"), each of which shall either be the subject of a lease agreement by and between the Company, or a predecessor thereof, and the Buyer in the form attached hereto as Exhibit 31 hereto (the "Property Lease") or (Y), as to the balance of the properties set forth on Schedule 2.8A (hereinafter collectively referred to as the "Retained Leased Real Property"), each of which shall be the subject of a sublease agreement by and between the Company, or an Affiliate thereof, and the Buyer in the form attached hereto as Exhibit 32, 33 or 34 (the "Subleases");

                       (b) Any right, title or interest of the Company in, or to, the employment contract, dated February 9, 1999, between the Company and Larry Ervin (the "Ervin Contract");

                       (c) Any and all litigation set forth on Schedule 3.11A hereto including those claims of the Company with respect to the claim asserted by PCL Construction Services, Inc., as general contractor, with respect to the "Hoover Dam Project" and with respect to "In Re: Flat Glass Antitrust

Litigation" presently pending in the United States District Court for the Western District of Pennsylvania, Master Docket Misc. 97-550, MDL 1200;

                       (d) Those accounts receivable of the Company as are set forth on Schedule 2.8(d) hereto;

                       (e) Any of the issued and outstanding capital stock of any Affiliate of the Company;

                       (f) Any right, title or interest of the Company in, or to, the Agreement;

                       (g) Insurance policies of the Company and all rights thereunder to receive refunds, retrospective premium payments and prepaid insurance refunds;

                       (h) All right, title and interest of the Company in and to any and all escrow accounts established with respect to the acquisition by the Company of the issued and outstanding capital stock of Pritchard and Premier (as hereinafter defined);

                       (i) Any and all Tax refunds relating to periods prior to the Closing and prepaid taxes;

                       (j) All corporate seals, charter documents, minute books, stock books, tax returns (the Buyer being permitted to obtain and retain a full and complete copy thereof) and other records relating to the organization of the

Company; provided, however, the financial, operational, market and sales, accounting, accounts receivable, accounts payable and other like records are to be conveyed to the Buyer simultaneously herewith;

                       (k) Refunds relating to prepaid business licenses and prepaid insurance policies;

                       (l) The account of the Company to which the Initial and Estimated Payment is to be transmitted and any cash in such account; and

                       (m) Any remaining cash in account No. 350-565-0 at Will Rogers Bank & Trust Company that was created pursuant to that certain escrow agreement, dated August 7, 1991, between Harding Glass Industries, Hillcrest Health Center and Will Rogers Bank and Trust Co. (in the approximate amount of Fifteen Thousand ($15,000.00) Dollars).

                  2.9 Liabilities Assumed by the Buyer. The Buyer agrees to assume, discharge in accordance with their terms, and indemnify, defend and hold harmless the Sellers, and each of their respective officers, subsidiaries, affiliates, directors, employees, representatives and agents, from and against any and all Losses based upon those liabilities of the Company reflected, and only to the extent so reflected, on the Closing Date Balance Sheet and those obligations and liabilities of the Company arising, from and after the date hereof, as a consequence of (a) the contracts and agreements of the Company specifically listed on a schedule, or schedules, to this Agreement, (b) other contracts of the Company as to which the Buyer will receive the economic benefit after the date hereof that were not required to be listed on such schedules by the terms of this Agreement, (c) those benefit plans set forth on Schedule 3.15(a) hereto and designated on such Schedule as an "Assumed Plan", subject to the satisfaction of all related conditions precedent thereto and delivery to the Buyer of the documents referred to in Section 2.5(r) hereof and (d) any and all Taxes arising solely and exclusively from the operation of the business by the Buyer or the ownership of the Assets, in each case from and after the date hereof (hereinafter collectively referred to as the "Assumed Liabilities".

                  2.10 Liabilities Not Assumed by the Acquisitive Parties. Notwithstanding anything to the contrary contained in the Agreement, or otherwise, except as to the Assumed Liabilities, the Acquisitive Parties are not assuming, or agreeing to be responsible for, any or all Losses arising, whether known or unknown, contingent or otherwise, out of any action or omission prior to the date hereof, or after the date hereof as may be provided herein, by, or on behalf of, the Company, or any of its predecessors, Affiliates or Subsidiaries, or any of their respective officers, directors, agents and employees, including any and all Losses arising, whether currently asserted or asserted at any time hereafter, as a direct or indirect consequence of (all liabilities and obligations as are hereinafter set forth and described in Sections (i) through (xxii) hereof are hereinafter referred to as the "Retained Liabilities") (i) any claims or assessments, known or unknown, by any federal, state or local authorities for any Taxes or interest, fines or penalties thereon with respect to the Company, and any predecessor thereto, or any Affiliate or Subsidiary of any of the foregoing parties to the extent such claims relate to periods prior to the Closing Date, (ii) any Loss, of whatever kind or nature, contingent or otherwise, including those based upon contract, statute or tort, with respect to products, work-in-process, or goods or services of the Company, and any predecessor thereto or any Affiliate or Subsidiary of any of the foregoing parties, manufactured and sold prior to the date hereof including any Loss based upon injuries to persons, property or business by reason of the defectiveness, improper design or manufacture or malfunction, or otherwise, of any products sold or services provided by the Company, or any predecessor thereof, or any Affiliate or Subsidiary of the foregoing, (iii) any tort, crime, breach of contract or violation of any law or regulation by the Company, any predecessor of the Company, or any Affiliate or Subsidiary of any of the foregoing parties, or any of their respective employees, agents or representatives that occurred prior to the date hereof, (iv) any obligations or liabilities of the Sellers to the Acquisitive Parties pursuant to the Agreement,
(v) any actual or alleged liability or obligation pursuant to "employee benefit" plans, arrangements, agreements or practices, actual or alleged employment contracts, distributor, agency or sales representative agreement or understanding or pension, retirement, disability, medical, dental or other health, life insurance or death benefit, profit sharing, deferred compensation, vacation, sick, holiday or other paid leave, severance plan (except pursuant to the GBK) and fringe benefit plans or arrangements maintained or contributed to by the Company, any predecessor thereof, or any Affiliate or Subsidiary of any of the foregoing, other than with respect to the Savings Plan (as hereinafter defined) or the Profit Sharing Plan (as hereinafter defined) hereto subject to the full and complete fulfillment of the conditions precedent to the assumption thereof by the Buyer, as are set forth in Section 5.1(b) hereto, with respect to past or present employees of any such entities or their dependents or other affiliated parties including any "employee benefit plans", "welfare plans", and "pension plans" as defined in ERISA provided, however, that such liabilities or obligations described in this subsection arose prior to the Closing Date and are not specifically otherwise addressed pursuant to the terms of this Agreement,
(vi) any liability or obligation of the Company as of the Closing Date to any actual or prospective lenders (including principal and interest obligations to financial institutions or others), investors (including common stock and preferred stock investors, including employees, officers, directors and consultants who have acquired stock, stock options or warrants under any employee benefit plans), option holders or warrant holders, (vii) any accounts payable and accrued operating expenses incurred prior to the Closing in excess of the reserves expressly established with respect thereto on the Closing Date Balance Sheet, (viii) any Excluded Assets, (ix) any liability of the Company, or any predecessor thereof, or any Affiliate or Subsidiary of any of the foregoing, arising out of any action or omission prior to the date hereof by, or on behalf of, any of such parties, or their respective officers, directors, agents or employees incurred under, or imposed by, any federal, state or local law, ordinance, rule or regulation or other legal requirement or common law including those pertaining to workmens' compensation or the Environmental Laws or with respect to past or past or present employees or alleged employees, (x) the violation, prior to the date hereof, of the terms of any agreements, contracts or understandings to which the Company, or any past or present Subsidiary, Affiliate or predecessor thereof, was a party or by the terms of which it may be bound, (xi) any claims by actual, or alleged, insurance or surety companies against any Seller based upon actions or omissions, or payments or remittances that occurred, prior to the date hereof, including retrospective premium adjustments, deductibles or payments for costs and expenses; provided that the Buyer shall promptly pay over to the Company any refund, adjustment or other payment made by insurance or surety company that the Buyer receives after the date hereof and that relate to the period prior thereto, (xii) any and all claims or obligations of any Seller pursuant to any of the employment agreements, each instrument being dated December 9, 1999, between SunSource and each of Harold J. Cornelius, Jerry Cash, Larry D. Cardwell, Steven J. Wisdom, Randy Ricketts, Thomas Strader, Lyn Hewlette, Bernard G. Bautch and Gregory C. Yemm (hereinafter collectively referred to as the "SM Agreements") including any claim asserted by, or on behalf of, any individual who is a party to any SM Agreement against the Company, or any Acquisitive Party (whether based on any changes in employment terms, conditions or status occurring at any time prior to the date hereof or within one (1) year from the date hereof, the only obligations of the Buyer to any of said parties to be to pay salaries and provide "welfare plan" benefits as are made available to like situated employees, but not severance liabilities or liabilities incurred as a result of complying with COBRA, or any similar payment, after the date hereof), (xiii) any claim for severance, or other compensation, or payment, based upon a change in employment status, location, position, authority, compensation or any other basis asserted, with respect to actions both before and after the date hereof, against any Acquisitive Party by any of Harold J. Cornelius, Jerry Cash, Larry
D. Cardwell, Steven J. Wisdom, Randy Rickets, Thomas Strader, Lyn Hewlette, Bernard G. Bautch or Gregory C. Yemm on or before, or with respect to any period prior to the first anniversary of the date hereof including any claim based, in whole or in part, upon the amendment or cessation of the employment relationship between any of the foregoing named individuals and any Acquisitive Party prior to the first anniversary of the date hereof and any claim asserted against any Acquisitive Party by any person who was an employee of any Seller prior to the date hereof and is not offered employment by any of the Acquisitive Parties following the Closing Date; (xiv) any claim by any shareholder, former shareholder, or warrant holder of any of Pritchard Glass, Inc. ("Pritchard") or Premier Glass Services, Inc. ("Premier") or any predecessor, including any claim for additional funds based, in whole or in part, upon the purchase of the issued and outstanding capital stock of Pritchard or Premier due and owing, for any reason to such former shareholders, (xv) the closure or abandonment of any facility of the Company, or any of its predecessors, prior to the date hereof, including any lease termination, expiration or amendment or fees, costs and expenses relating to such closure or abandonment; (xvi) any Loss with respect to any actions, or omissions, by or on behalf of the Company, or any predecessor, or Premier with respect to those facilities of Premier previously located in Jacksonville, North Carolina, Fayetteville, North Carolina and Walterboro, South Carolina, (xvii) the failure of the Company, or any predecessor thereto, to have obtained any required consents or approvals with respect to the assignment or transfer to the Buyer of any Assets, contracts, leases, licenses, agreements or understandings entered into by the Company or any Affiliate or predecessor to the Company, provided that such Loss arises out of such failure to obtain such consent or approval and not out of the Acquisitive Parties' failure to comply with the material provisions (provisions with respect to the requirement to obtain any consent or approval as to this transaction only with respect to the assignment, or attempted assignment, or de facto assignment, of any of the same shall not be considered, for any purposes hereof, to be included within the purview of "material provisions" for purposes hereof) of such contracts, leases, licenses, agreements or understandings after the date hereof; (xviii) any failure of any assets of the Company reflected on the Closing Date Balance Sheet to be owned, of record, by the Company, (xix) any Loss with respect to the litigation described in Schedule 3.11A hereof, including Mary Jane Parson v. S.D.I. Operating Partners L.P., Kathy Conway v. Harding Glass, the "Hoover Dam

Visitors Project", In Re: Flat Glass Antitrust Litigation in the United States District Court for the Western District of Pennsylvania, Master Docket Misc. No. 97-550, MDL 1200, the facilities of the Company formerly located in Omaha, Nebraska, and Salina, Kansas, Ronald Marrocco vs Harding Glass, Inc., Jimmie McFall, Jr. vs. Escambio County School District and Harding Glass, Inc., Ophelia's L.L.C. and Construction Technologies, Inc. v. Harding Glass Industries, Inc., Harwood v. Harding Glass, Inc., Hiller Electric Company v. Michael Glenn, et al., Hiller Electric J.P.&T., Inc. et al. and J. Arrington vs. Harding Glass, Inc. and any manner, cause of, action, claim or other liability arising, directly or indirectly, therefrom, (xx) any of the independent contractor agreement, dated February 9, 1999, among Pritchard Management Group, Inc. and the parties thereto, the agreement, effective January 1, 2000 to December 31, 2002, by and between "Harding Glass Denver" and the Glaziers, Architectural Metal and Glass Workers Local Union No. 930, Service Agreement, dated June 21, 1999, by and between Aramark Uniform Services, Inc. and the Company, Service and Supply Agreement, dated April 29, 1999, by and between G&K Services, Inc. and the Company, Service Agreement, dated April 18, 1997, by and between Aramark Services, Inc. and the Company, any insurance policy by and between SunSource and Legion Insurance Company, letter agreement, dated January 25, 1999, between the Company and Graftec of Rockford, Inc., the tax consulting agreement, dated March 16, 1998, by and between the Company and KMR Consulting, Ltd., the Ervin Contract (with respect to said contract the Sellers agree to not amend or terminate, or attempt to amend or terminate, the same for thirty (30) days after the date hereof and the Buyer agrees to comply, on behalf of the Sellers, with sections 4(b) and 4(c) thereof as long as Mr. Ervin is an employee of the Buyer), the employment contract, dated February 2, 1999, between the Company and Donald Beard, and the employment contract, dated April 30, 1998, by and between the Company and Robert S. Blackburn and the severance plan, dated as of May 1, 1996, amended January 1, 1997, of the Company, (xxi) the failure of any Plan or any Multiemployer Plan to be fully funded in accordance with the terms of said plan and applicable Law as of the date hereof and (xxii) any third party claim against the Company or any Subsidiary or Affiliate, or any predecessor of any of the foregoing, resulting from the operation of the businesses of the Company and the Affiliates or Subsidiaries, or any predecessor of any of the foregoing, on or before the date hereof.

                                   ARTICLE 3

                      JOINT AND SEVERAL REPRESENTATIONS AND
                            WARRANTIES OF THE SELLERS

                  The Sellers jointly and severally represent and warrant to the Acquisitive Parties as follows:

                  3.1 Organization and Qualification of the Company and the Absence of Subsidiaries. The Company has no Subsidiaries and is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and carry on its business as presently conducted. The

Company is in good standing as a foreign corporation and licensed or qualified to transact business in each jurisdiction in which the nature of the properties owned, leased or operated by it, or the business transacted by it, requires it to be so licensed or qualified. Set forth on Schedule 3.1A hereto is a list of each jurisdiction in which the Company is qualified to do business as a foreign corporation. The copy of the certificate of incorporation and bylaws of the Company appended herewith as Schedule 3.1B is complete and correct and there are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or threatened, in writing, or threatened, to the Knowledge of the Company, orally against the Company or any of the other Sellers or any Affiliate of any of the foregoing entities.


                  3.2  Equity InterestsError! Bookmark not defined..

                       (a) Schedule 3.2 sets forth and identifies all Persons in which the Company holds any equity interest, and all of the issued and outstanding capital stock of the Company is owned of record by the Owner, free and clear of any Liens.

                       (b) There are not outstanding any subscriptions, options, calls, warrants or other rights or agreements to acquire from the Company or the Owner or any other party any shares of capital stock or other securities of the Company.

                       (c) The Company has no Subsidiaries.

                  3.3  Authority.

                       (a) The Sellers are each a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by the Sellers of their respective obligations hereunder have been duly authorized by all necessary corporate action on behalf of the Sellers. This Agreement has been duly executed and delivered by the Sellers and constitutes the legal, valid and binding obligation of the Sellers, enforceable against each of them in accordance with its terms.

                       (b) Except as set forth in Schedule 3.3(b), neither the execution and delivery of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby will: (i) require any filing with, notification to, or permit, authorization, consent or approval of, any Person, other than an Official Body, (ii) violate, conflict with, result in a breach of or constitute a default under, (A) the certificate of incorporation or by-laws (or other similar charter or governing documents) of any of the Sellers or (B) any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body to which any Seller is a party, or by which any of them (or any of their respective properties or assets), is subject or bound, (iii) result in the creation of, or give any party the right to create, any Lien upon any of the properties or assets of the Company, (iv) violate, conflict with or result in the breach, modification or termination of, or give any other party the right to terminate or modify the provisions or terms of any contract, agreement, lease, mortgage, bond, indenture, commitment, license, franchise, permit, authorization, concession or other instrument or obligation to which the Company or any other Seller is a party or by which it (or any of its properties or assets) are subject or bound or (v) violate or conflict with any statute, rule, regulation, ordinance or code applicable to any Seller.

                  3.4 No Governmental Consents. Except for the filing requirements under the HSR Act, and except as set forth on Schedule 3.4, no filing with, notification to, or permit, authorization, consent or approval of, any Official Body is necessary for the consummation by the Sellers of the transactions contemplated by this Agreement.

                  3.5  Properties, etc. Except as otherwise set forth in
Schedule 3.5A, the Company has (a) good, indefeasible and insurable fee simple title (insurable by a reputable title company at its standard rates) to those properties listed on Schedule 3.5B, or valid leasehold or license interests in, all of the real property leased to the Company as listed on Schedule 3.5C and
(b) good title to, or valid leasehold or license interests in, all of the tangible personal property and assets, that are reflected on the Balance Sheets, other than assets or properties sold, retained, closed or otherwise disposed of in compliance with the Agreement. With respect to the assets that the Company owns other than real property, except as otherwise set forth in Schedule 3.5D, the Company owns each of such assets free and clear of any Liens other than (i) Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings as set forth on Schedule 3.5E hereto, (ii) such other easements, covenants, declarations, restrictions and encumbrances (not including monetary liens) that may be set forth in any properly recorded document relating to the real property owned by the Company that do not adversely impact upon the value, marketability, use or utility of such real property, (iii) statutory liens for amounts not yet due and payable, (iv) the right of customers of the Company with respect to inventory or work-in-progress under orders or contracts entered into by the Company, as set forth on Schedule 3.5F hereto, (v) deposits or pledges that are statutory obligations to secure workmen's compensation, unemployment insurance, old age benefit or other social security obligations and (vi) liens of carriers, workers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable (the Liens expressly described in the foregoing clauses being referred to as the "Permitted Liens"). Except as set forth in
Schedule 3.5G, all leases, conditional sale contracts, franchises or licenses pursuant to which the Company is currently holding, or using, any Assets are valid and effective, and the Company has performed all of its payment and other material obligations to be performed prior to the date hereof under all such leases, conditional sales contracts, franchises, licenses or easements, and the Company has not received any notice of default or termination thereunder and has no Knowledge of any facts or other circumstances which, with notice or lapse of time, or both, would constitute a payment or other material default thereunder. Attached hereto as Schedule 3.5H is a list of all vehicles currently owned by the Company, or by any of its predecessors or Affiliates, which are used in the business of the Company, and attached herewith, as Schedule 3.5I, is a list of all vehicles currently leased to the Company, or to any of its predecessors or Affiliates, which are used in the business of the Company, a list of all such lease agreements is attached herewith as Schedule 3.5J hereto.

                  3.6  Patents, Licenses and Related Matters.

                       (a) Except as set forth in Schedule 3.6(a)(i), the Company is the sole owner of, or has a valid and effective license or otherwise has the right to use, all patents and applications therefor, inventions (whether patentable or not), trade secrets, expertise, know-how, trademarks and trade names and registrations and applications therefor, copyrights, and copyright registrations and applications therefor and other intangible property of any kind that is, or has been, in the five (5) year period immediately preceding the date hereof, used in the operation of the business of the Company (hereinafter collectively referred to as the "Intellectual Property"). The Company owns or uses no copyrights, or patents or patent applications, and all Intellectual Property owned or licensed by or to the Company is set forth in Schedule 3.6(a)(ii), and all royalties, fees and other payments due and payable and other contractual obligations and covenants to be performed by the Company to keep such Intellectual Property in effect have been made or performed.

                       (b) Except as described in Schedule 3.6(b), the Company has not been charged with or received any claim or charge (oral or written), nor is there any basis, to the Knowledge of the Company, for any such claim or charge, with respect to the actual or alleged infringement (whether in the past or as an ongoing matter) of any unexpired patent, trademark, trademark registration, trade name, copyright, copyright registration, trade secret or other proprietary right of any other party.

                       (c) There are no licenses pursuant to which the Company is a licensor of Intellectual Property, and all licenses under which the Company is a licensee or sublicensee of Intellectual Property are valid and enforceable, and the Company has made all payments and performed all of its other obligations and covenants in connection therewith, and the representations and warranties of the Company to the licensors and sublicensors thereof were true and correct when made.

                  3.7 Financial Statements. Attached herewith, as Schedule 3.7A, is the balance sheet and related statement of loss and cash flow of the Company as of, or for the period ending, as the case may be, December 31, 1999 (the "Financial Statements"). The Financial Statements, present fairly, in all materials respects, the financial position of the Company, and the results of operation thereof, as at the date thereof, or for the period then ending subject to the absence of complete footnotes, none of such footnotes, had they been prepared, would have discussed, referred or described any contingent liabilities of the Company, except as referred to or described herein, have been prepared in accordance with GAAP, consistently applied, and are in accordance with the books and records of the Company.

                  3.8 Absence of Undisclosed Liabilities. Except to the extent reflected on, or reserved against, or otherwise disclosed in the Financial Statements or as set forth on Schedule 3.8A hereto, as of the date hereof, the Company does not have, any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which would be of a nature required by GAAP to be disclosed on the Financial Statements which are not disclosed thereon in compliance with GAAP and the Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which would be of a nature required by GAAP to be disclosed on the Closing Date Balance Sheet, which are not disclosed on the Estimated Closing Date Balance Sheet in accordance with GAAP.

                  3.9 Absence of Certain Changes or Events. Except as set forth on Schedule 3.9A, since December 31, 1999, (a) there has not been: (i) any adverse change in the financial condition or results of operations of the Company or (ii) any damage or destruction out of the ordinary course of business or casualty loss, whether or not covered by insurance, and (b), except as set forth in Schedule 3.9B, the Company has not (i) issued, or agreed to issue, or deliver, or agreed to deliver, any bonds (except bid or performance bonds entered into in the ordinary course of business, as set forth on Schedule 3.9C) or notes whether or not secured, or to be secured, by a Lien, (ii) borrowed, or agreed to borrow, any funds or incurred or become subject to any obligation or liability (absolute, accrued, contingent or otherwise) that has or may result in the attachment of a Lien (other than Permitted Liens) on all, or any, of the assets of the Company other than pursuant to the SunSource Revolver, none of such liens with respect to indebtedness for borrowed funds pertain or attach or relate to any Assets, (iii) sold or transferred, or agreed to sell or transfer, any assets, properties or rights other than in the ordinary course of business,
(iv) waived any contractual rights except in the ordinary course of business and in no event in excess of Five Thousand ($5,000.00) Dollars, singularly, or in excess of Thirty Thousand ($30,000.00) Dollars, in the aggregate, (v) made, or permitted, any amendment to or termination of any contract except in the ordinary course of business consistent with prior practice, (vi) made any accrual or arrangement for the payment of bonuses or special compensation of any kind to any present or former officers or employees, (vii) increased the rate of compensation payable, or to become payable, by the Company to its officers, employees or agents, except for salary or hourly increases made consistent with prior practice and pursuant to their respective present salary review and administration programs or union contracts, (viii) except as may be required by Law or as may be consistent with their respective customary practices or union contracts, increased the benefits under any of the respective plans relating to compensation, profit-sharing, bonus, deferred compensation, severance pay, insurance, pension, vacation, retirement or other similar plans applicable to its respective officers, employees or agents, (ix) made any unusual and significant change in any method of operations or in accounting methods, principles or practices or (x) agreed, in any way, to do any of the foregoing.

                  3.10 Contracts. Schedule 3.10A lists or describes all contracts, agreements, leases, commitments, licenses, franchises, permits, authorizations, concessions or other instruments or obligations to which the Company is a party, or by which it is bound, as of March 15, 2000, the Company having conducted its affairs, from and after that date, in compliance with the ordinary course of business of the Company, and which (a) are mortgages, indentures, bonds, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit, or providing for the guaranty of the obligations of any party (other than performance or bid bonds entered into in the ordinary course of business);
(b) are distributorship or other agreements providing for the marketing and/or sale of products or services; (c) are employment contracts or arrangements, consulting or commission sales contracts or arrangements; (d) involve arrangements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (e) contain covenants expressly, or impliedly, limiting, in any way, the freedom of the Company to compete in any line of business with any Person in any geographic area or certain non-competition agreements running in favor of the Company; (f) are executory contracts or options relating to the acquisition, or sale, by the Company of any capital stock, other equity securities, indebtedness or assets of any operating business or contracts or options for the purchase of any asset, tangible or intangible, other than in the ordinary course of business; or (g) as of March 15, 2000, obligate, or may obligate, the Company to, the Company having conducted its affairs, from and after said date, in a manner consistent with the ordinary course of business of the Company and in compliance with the terms hereof, pay more than Five Thousand ($5,000.00) Dollars or entitle or may entitle the Company to receive more than Five Thousand ($5,000.00) Dollars provided that contracts or other arrangements which are cancellable on not more than thirty (30) days notice without cause or penalty or contracts or other arrangements under which the executory obligation of the Company was less than Five Thousand ($5,000.00) Dollars (the "Immaterial Contracts") shall not be required to be listed in each of (a) - (g) (all such contracts or other arrangements described in the foregoing clauses (a) - (g), excepting the Immaterial Contracts, are hereinafter referred to as "Material Contracts"). Except as set forth on Schedule 3.10B, the Company is not a licensor of any assets or property and has performed all of its payment and performance obligations to be performed prior to the date hereof under all Material Contracts, and neither the Company nor, to the Knowledge of the Company or the other Sellers, any other party to any such contract is in breach thereof or default thereunder and there does not exist any event, to the Knowledge of the Company or any of the other Sellers, which, with the giving of notice, or the lapse of time, or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite written waivers or consents have been obtained by the Company, or a different Seller, prior to the date hereof.

                  3.11 Litigation. Except as set forth in Schedule 3.11A, there is no claim, action, suit, administrative action, arbitration, proceeding or investigation pending, threatened, in writing, or, to the Knowledge of the Company or the other Sellers threatened, orally, against, or involving, the Company or any of its properties or assets before any court or governmental or regulatory authority or body or before any arbitral forum. There is no litigation pending or threatened, in writing, or, to the Knowledge of the Company, or the other Sellers, threatened, orally, against, or with respect to, the Company which could give rise to any right of indemnification from the Company for the benefit of any past or present director, officer or employee of the Company, or his, or her, heirs, executors or administrators. Except as listed in Schedule 3.11B, the Company is not subject to any judgment, order, writ, injunction, decree or award.

                  3.12 Compliance with Law.

                       (a) The Company has all governmental licenses, franchises, permits and authorizations that are legally required to enable it to carry on its businesses as presently conducted (such licenses, franchises, permits and authorizations are listed on Schedule 3.12(a)(i) and are hereinafter referred to as the "Permits"). Each of the Permits is in full force and effect. Except as described in Schedule 3.12(a)(ii), no proceeding is pending, or threatened in writing or, to the Knowledge of the Company or any other Seller, threatened, orally, in which any party seeks the revocation or limitation of any Permit, and, to the Knowledge of the Company or the other Seller, there is no basis or grounds for any such revocation or limitation and no circumstances exist that would prevent all, or any, of the Permits from being transferred, or reissued, without modification or amendment.

                       (b) Except as set forth in Schedule 3.12(b), the Company has conducted, and is now conducting, its businesses and operations in compliance with all applicable Law, judgments and court or administrative orders.

                  3.13 Labor Matters. Except as set forth in Schedule 3.13 attached hereto, (i) the Company is not a party to, or bound by, any collective bargaining agreement or any affirmative action plan established pursuant to any local, state or federal law or order of any governmental body or court; (ii) the Company has discharged all liabilities with respect to severance or termination pay to former employees; (iii) there is no unfair labor practice charge or complaint against the Company pending or threatened, in writing or, to the Knowledge of the Company or any other Seller, threatened, orally, before the

National Labor Relations Labor Board or other Official Body; (iv) there is no complaint or proceeding pending or threatened, in writing, or to the Knowledge of the Company or any other Seller, threatened, orally, before the Equal Employment Opportunity Commission or other Official Body based on any actual, or alleged, discrimination or other failure of the Company, or any employee thereof, to comply with the laws and regulations with respect to equal employment opportunity; (v) there are no grievance or arbitration proceedings arising out of collective bargaining agreements to which the Company is party;
(vi) there is no current labor strike or stoppage actually pending against, or affecting, the Company, and the Company has not experienced any labor strikes or stoppages since January 1, 1995; (vii) there is no written collective bargaining agreement or individual agreement relating to employees of the Company being negotiated and no collective bargaining agreements to which the Company is a party, or by the terms of which it is, or may be, bound; (viii) there are no written individual agreements, or other written or oral representations, which have been made to any employees of the Company to commit any Acquisitive Party or the Company to retain them as employees for any period of time subsequent to the date hereof, or that are, in any way, inconsistent with their status with the Company as "employees-at-will" who may be terminated at any time without cause or notice, except as otherwise provided by Law; (ix) the Company is not subject to any settlement or consent decree that is currently effective and that relates to any present or former employee, employer representative or any Official Body related to claims of unfair labor practices, employment discrimination or other claims in respect to employment practices and policies, and no Official Body has issued a judgment, order, decree or finding with respect to the labor and employment practices of the Company; and (x) the Company has not been issued any deficiency letters by any Official Body or entered into any settlement agreements, conciliation agreements or letters of commitment with any Official Body which have any present effect (or could reasonably be expected to have any future effect) on the employment practices or policies of the Company.

                  3.14 Insurance. Schedule 3.14A lists all insurance policies currently in effect (such list noting, as to each and every one of such Insurance Policies [as hereinafter defined]), the name of the insurance company, the policy number, the policy term, assets covered, risks insured against, deductibles and retrospective premium adjustments) covering the Company or any of its properties or operations, without regard to whether the Company or any other Seller is a party thereto (hereinafter singularly referred to as an "Insurance Policy" or collectively referred to as the "Insurance Policies"). No notice of termination of any Insurance Policy has been received by the Company, any of the other Sellers or any Affiliate of any of the foregoing entities. The Company has timely notified, or otherwise timely filed claims with, the relevant insurers issuing Insurance Policies, or predecessor insurance policies, with respect to each claim, other than those claims set forth on Schedule 3.14B hereto with respect to which, in each instance, the Company believed that there were good and valid business reasons (which would not include the possible impact thereof on the "net" cost to the Company of procuring, or maintaining, such insurance in the future) for not asserting a claim against the said insurer with respect thereto, arising during the five (5) year period immediately preceding the date hereof, which the Company reasonably believed would be covered by one (1), or more, of such Insurance Policies.

                  3.15 Employee Benefit Matters.

                       (a) Schedule 3.15(a) is a true and complete list of all pension, retirement, disability, medical, dental, accident or other health, life insurance or death benefit, profit sharing, deferred compensation, vacation, sick, holiday or other paid leave, severance plan and fringe benefit plans or arrangements maintained by, or contributed to, by the Company with respect to past or present employees of either the Company or any ERISA Affiliate (as hereinafter defined) or their dependants or other affiliated parties including any "employee benefit plans" (as defined in Section 3(3) of ERISA), welfare plans and pension plans, as defined in Sections 3(1) and 3(2) respectively, of ERISA, collective bargaining agreements and employment contracts which are maintained by the Company or any ERISA Affiliate in respect of, or which otherwise cover, any other current or former employees of the Company or any eligible beneficiaries of said current or former employees. Each and every such plan set forth on Schedule 3.15(a) which is sponsored or maintained by the

Company is hereinafter referred to as a "Plan" and, collectively, as the "Plans" and each of the same as are set forth on Schedule 3.15(a) to which the Company is obligated to contribute pursuant to the terms of a collective bargaining agreement and to which more than one (1) employer is required to contribute within the meaning of Section 3(37) of ERISA is hereinafter referred to as a "Multiemployer Plan." For purposes hereof an "ERISA Affiliate" means each trade or business (whether or not incorporated) which, together with the Company, would be treated as a single employer under Sections 4001(b)(1) or 4001(a)(14) of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code. The Company is not now making, nor has it within the past five (5) years made, any ex gratia payment to any individual related, in whole or in part, to the Company. With respect to each Plan and Multiemployer Plan, the Sellers have made available to the Acquisitive Parties a true, correct and complete copy of the written Plan document, or descriptions of any Plan which is not in writing; the related trust agreement, if any; the most recent available actuarial report, if any; the most recent available Form 5500 filed with the IRS and any and all schedules thereto, if any; the most recent determination letter issued by the IRS, if any; the summary plan description, if any; and all written amendments and modifications to any such document.

                       (b) Each Plan other than a Mutiemployer Plan intended to be qualified under Section 401(a) of the Code (a "Qualified Plan"), and the trust (if any) forming a part thereof, satisfies the requirements of such

Section and has received a favorable determination letter from the IRS, or the "remedial amendment period" as defined in Code ss.401(b) has not expired with respect to such Plan, as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. To the Sellers Knowledge, each Multiemployer Plan intended to be a Qualified Plan and trust, if any, forming a part thereof, satisfies the requirements of Code ss.401(a) and has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under ss.501(a) of the Code. Each Plan has been operated and administered in substantial compliance with its governing documents and applicable law including Section 4980B(f) of the Code.

                       (c) Except as disclosed on Schedule 3.15(c), (i) none of the Company or any Related Person has incurred any liability pursuant to Title IV of ERISA (including any withdrawal liability or liability to the Pension Benefit Guaranty Corporation incurred prior to the Time) which remains outstanding other than liability for premiums to the Pension Benefit Guaranty Corporation which are not yet past due; (ii) none of the Company, any of the Plans, and any trust created thereunder nor, to the Knowledge of the Company or the other Sellers, any other fiduciary with respect to any Plan has committed any act or omission or engaged in any transaction with respect to any Plan which could be expected to result in the imposition on the Company of a civil penalty pursuant to Section 502(i) of ERISA, a tax pursuant to Section 4975 of the Code or liability pursuant to Section 409 or 502(l) of ERISA; (iii) no Plan is funded by a trust which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code; (iv) there are no pending or threatened written claims, actions, suits, litigations or administrative proceedings by, on behalf of, or against, any of the Plans (or, to the Knowledge of the Company or any other Seller, is there any threatened oral claim against any of the Plans) or their assets (other than routine claims for benefits) which would have an adverse effect on the business of the Company; (v) to the Knowledge of the Company or the other Sellers, no complete or partial withdrawal under Subtitle E of Title IV of ERISA has occurred within the preceding five (5) years with respect to any Multiemployer Plan; (vi) none of the Sellers has, within the preceding five (5) years, incurred any contingent liability under Section 4204 of ERISA; (vii) to the Knowledge of the Company or any other Seller, no Multiemployer Plan is in "reorganization" or "insolvent" and none of the Sellers has received any notice from the administrator of any such plan that any such plan is expected to be in reorganization, insolvent or terminated (within the meaning ascribed to such terms under Title IV of ERISA); (viii) no Plan is subject to the minimum funding standards of Sections 412 and 302 of the Code and ERISA, respectively; (ix) no Plan has incurred any "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, no event or condition exists which presents a risk of termination of a Plan, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 4043.1 et seq. promulgated by the Pension Benefit Guaranty Corporation have not been waived) has occurred with respect to a Plan, no notice of intent to terminate a Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate a Plan and there has been no termination or partial termination of a Plan within the meaning of Section 411(d)(3) of the Code; (x) all contributions required to have been made by the Company and each Related Person to any employee benefit plan pursuant to Section 412 of the Code or Section 302 of ERISA have been timely made; (xi) all contributions required to have been made by the Company under the provisions of the Plans or the Multiemployer Plans or pursuant to ERISA or the Code have been timely made and all such contributions to the Qualified Plans are deductible pursuant to Section 404 of the Code and will not give rise to any excise tax pursuant to Section 4979 of the Code; (xii) there are no matters pending (other than routine qualification determination filings) with respect to any of the Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation and, (xiii) to the Knowledge of the Company or any other Seller, no event has occurred which will result in the imposition on the Company of an excise tax pursuant to Section 4977 of the Code.

                       (d) Schedule 3.15(d) sets forth, by number and classification, the number of employees employed by the Company as of December 31, 1999 and, with respect to each classification set forth on such Schedule, sets forth the approximate number of employees in each such classification subject to collective bargaining agreements.

                  3.16 Customers and Suppliers. Schedule 3.16A lists the ten
(10) largest, by revenue of products or services sold to, or purchased from, the Company, customers and suppliers of the Company during the one (1) year period ended December 31, 1999. Other than as set forth on Schedule 3.16B, there is no dispute, of any kind, excepting ordinary course payment disputes, between either the Company or any of such customers and suppliers and none of such suppliers or customers has advised any of the Sellers, in any way, that it intends to reduce, or eliminate, in any manner, its purchases from, or its sales to, the Company.

                  3.17 Machinery and Equipment. All machinery and equipment and other personal property owned or leased by, or to, the Company is suitable for the purpose for which it is used and in working condition, reasonable wear and tear and depreciation excepted. The only machinery or equipment or personal property owned by, or leased to, the Company which is not now being used in the business or operations of the Company is set forth on Schedule 3.17.

                  3.18 Accounts Receivable. Schedule 3.18 is a list of the accounts receivable of the Company as of the last day of the calendar month immediately preceding the date hereof. All such accounts receivable (i) have arisen in the normal course of business of the Company, (ii) represent bona fide indebtedness incurred by applicable account debtors in the stated amounts reflected on the books and records of the Company and (iii) none of the accounts receivable of the Company acquired on the date hereof by the Buyer are subject to prior assignment, deduction, setoff or any Lien. Each of the outstanding accounts receivable of the Company is payable in United Stated Dollars.

                  3.19 Inventories. The inventory (whether characterized as raw material, work-in-process or finished goods) of the Company, taken in the aggregate, is of a quality and quantity usable or saleable in the ordinary course of the business of the Company as heretofore conducted, net of any "Policy 21" reserves established by the Company, without additional discount and the valuation accorded to all inventory reflected on the books and records of the Company has been determined, in all respects, in accordance with GAAP and past practices.

                  3.20 Employees. Schedule 3.20A is a list of all employment, compensation (including any "golden parachute", severance or similar agreements), confidentiality, non-competition, assignment, invention and consulting agreements or arrangements that are currently in effect by and between the Company and any person who is now, or has been in the past, employed or engaged by the Company, whether written or oral, and a list of each employee of the Company whose aggregate annual compensation, for the year ending December 31, 1999, was, or for the year ended December 31, 2000, is expected to be,

Thirty Five Thousand ($35,000) Dollars, or more. Schedule 3.20B contains a list of all bonuses paid to all employees of the Company for the calendar year ended December 31, 1999, the amount of bonuses budgeted for, or committed to be paid for the fiscal year ending December 31, 2000, or thereafter and the aggregate amount of accrued vacation and sick leave for which employees of the Company will be eligible as of the date hereof. The Company is not in default with respect to any of its obligations to its employees including pursuant to the instruments or arrangements noted on Schedule 3.20A hereto. The Company has no outstanding commitment or agreement to effect any general wage or salary increase or bonus or increase in fringe benefits for any of its employees other than expressly pursuant to those collective bargaining agreements set forth on
Schedule 3.13 hereto, or the employment agreements set forth on Schedule 3.10A hereto. The Company has made no agreements or arrangement with, or promises to, any director, officer, employee or shareholder of the Company regarding future compensation or payments or fringe benefits of any kind, except as specifically noted on Schedule 3.20C hereto.

                  3.21 Accounts Payable. Schedule 3.21 sets forth a true and correct "aged" list of all accounts payable of the Company as of December 31, 1999.

                  3.22 Taxes. Other than as set forth on Schedule 3.22, (i) the Company has filed all required United States federal, state and local tax returns of the Company required to have been completed and filed for all taxable years and periods up to and including the date hereof; (ii) all payments showing thereon to be due have been timely paid; (iii) the federal, state and local tax returns filed by the Company accurately reflect the income, credits, deductions and losses of the Company; (iv) either the Company or SunSource has paid, or fully reserved for payment on its books and records, all required withholding, unemployment, sales, excise and ad valorem taxes owed for, or attributable to, all periods prior to the date hereof and has established a reserve on its books and records for all Taxes for all periods prior to the Closing Date; (v) there is no (nor has there been a request for) agreement, waiver or consent providing for an extension of time with regard to the assessment of any tax, levy or impost with respect to the Company and no power of attorney granted by the Company with respect to any tax matters; (vi) there is no investigation, audit, claim, demand, deficiency, or additional assessment pending or threatened in writing or, to the Knowledge of the Company or any other Seller, threatened, orally, against, or with respect to, any tax, duty, levy, or impost nor is there any factual or legal basis therefore; (vii) no agreement or consent under
Section 341(f) of the Code has been filed and (viii) the Company is not a party to, nor is it bound by, nor does it have any obligation under, any tax sharing, tax indemnity or similar agreement.

                  3.23 Customer Lists. The Company has the right to use, free and clear of any claims or rights of others, all of the customer mailing lists owned or used by the Company and such customer mailing lists are included, in all respects, among the Assets.

                  3.24 Environmental and Occupational Safety and Health. Other than as set forth on Schedule 3.24A, as of the date hereof (a) no releases of Hazardous Materials (as hereinafter defined) in quantities that would require remediation under any applicable Environmental Law (as hereinafter defined) have occurred at or from any property owned or leased by or to the Company on the date hereof, (b) there are no past, currently pending or threatened Environmental Claims (as hereinafter defined) against the Company, (c) there are no underground storage tanks at or under any property owned by or leased to the Company on the date hereof, (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law (as hereinafter defined) the ownership, occupancy, use or transferability of any property owned by or leased to the Company as of the date hereof, (e) the Company is in compliance with all Environmental Laws applicable to the Company's current operations and/or facilities owned or operated by the Company on the date hereof, (f) the Company has not entered into or been subject to any consent decrees, compliance orders or administrative orders with respect to any of the facilities owned or operated by the Company on the date hereof or the operations thereof and (g) the Company has not received notice under the provisions of any

Environmental Law or other Law in connection with any facility owned or operated by the Company on the date hereof or the operations thereon. As used in this
Agreement:

                           (i) "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, investigations, information requests, liens, notices, violations or proceedings related to any applicable Environmental Law brought, issued, or asserted or threatened, in writing, by: (A) an Official Body for compliance, damages, penalties, removal, response, remedial or other actions pursuant to any applicable Environmental Law or (B) a third party seeking contribution to or reimbursement of removal, response, remedial or other costs or damages for personal injury or property damage resulting from (i) the violation or alleged violation by the Company of any Environmental Law or (ii) the release of or exposure to a Hazardous Material at, to or from any facility. For purposes of the definition of "Environmental Claim" only, the term "facility" includes any facility currently owned and/or operated by the Company, and any facility to or at which any Hazardous Materials from the Company have been transported, stored, treated or disposed;

                           (ii) "Environmental Laws" means all applicable federal, state and local laws, statutes, ordinances, codes, rules and regulations and common law causes of action related to the protection of the environment or the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials.

                           (iii) "Hazardous Materials" means any hazardous or toxic substance, material or waste which previously was regulated as or is currently regulated by state or local governmental authority or the United States of America, including any material or substance that is:
                                  (A) defined as a hazardous substance under applicable state law, (B) petroleum, (C) asbestos, (D) polychlorinated bi-phenyls, (E) designated as a hazardous substance pursuant to Section 311 of the Federal Water Pollution Control Act, as amended as of the Closing Date, 33 U.S.C. 1251 et. seq. (33 U.S.C.
                                  1321), (F) defined as a hazardous waste
                                  pursuant to Section 1004 of the Resource
                                  Conservation Recovery Act, as amended as of the Closing Date, 42 U.S.C. 6901 et seq. (42

                                  U.S.C. 6903), (G) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response,
                                  Compensation and Liability Act, as amended as of the Closing Date, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601), (H) defined as a regulated substance pursuant to Section 9001 of the Resource Conservation and Recovery Act, as amended as of the Closing Date, 42 U.S.C. 6901 et seq. (42 U.S.C. 6991) or (I) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, as amended as of the Closing Date, 42 U.S.C. 7401 et seq., the Hazardous Materials Transportation Act, as amended as of the Closing Date, 49 U.S.C. 1801, et seq., or the Federal Insecticide, Fungicide and Rodentcide Act, as amended as of the Closing Date, 7 U.S.C. 136 et seq.

                  3.25 Transactions with Affiliates. Other than as set forth on
Schedule 3.25 hereto, no director, officer, shareholder, or executive level employee of the Company or any party to an SMA has, or has had within the past six (6) months, directly or indirectly, any interest in any entity which (i) sold or sells, or attempted to sell, services or products to the Company or (ii) purchased, or attempted to purchase, from the Company any goods or services, except for an interest of less than 1% in an entity publicly traded on a national securities or over-the-counter exchange.

                  3.26 Bank Accounts, etc. Attached herewith, as Schedule 3.26A, is a complete and correct description of all banking, safe deposit box and lockbox arrangements currently maintained by, or on behalf of, the Company, and the names of all persons authorized to draw thereon or make withdrawals therefrom. Except as set forth on Schedule 3.26B, the Company has not granted any power of attorney or similar rights to any person or entity.

                  3.27 Backlog. Schedule 3.27 sets forth, as at December 31, 1999, the "backlog" of the Company. For any and all purposes of this Section
3.27 "backlog" shall be products scheduled to be shipped within one (1) year of the date hereof pursuant to those contracts, agreements and understandings of the Company which have been classified as a "contract" in accordance with the prior practice of the Company.

                  3.28 Decrees. Other than as set forth on Schedule 3.28, there are no judgments, orders, writs, notices, decrees, or injunctions of any court, governmental commission, department, board, agency or instrumentality, domestic or foreign, presently in effect to which the Company, or any predecessor, is a party or that were specifically directed at the Company, or any predecessor, or any of their officers or employees.

                  3.29 Company Products. Except as set forth on Schedule 3.29A, there are no statements, citations or decisions issued by any governmental or regulatory or other bodies within the past five (5) years that any products manufactured, marketed or distributed by, or on behalf of, the Company (a "Company Product") is, in whole or in part, defective or fails to meet any standard promulgated by any such governmental authority or regulatory or other body or Underwriters' Laboratories, Inc., nor has any such governmental or regulatory or other body threatened, in writing, or to the Knowledge of the Company or any other Seller, orally, to issue any such statement, citation or decision. Except as set forth on Schedule 3.29B, there have been no actual or implied recalls within the last five (5) years by any such governmental or regulatory body or by the Company or any of the other Sellers with respect to any Company Product. Except as set forth on Schedule 3.29C, there is no (i) fact relating to any Company Product that would impose upon the Company a duty to recall any Company Product or a duty to warn customers of a defect in any Company Product or (ii) latent or overt design, manufacturing or other defect with respect to any Company Product that has occurred and has not been corrected.

                  3.30 Books and Records. The books and records of the Company are, in all material respects, true, correct and complete as of the date hereof and fully, completely and accurately reflect, in all material respects, the business, operations and affairs of the Company including the accurate and timely reflection thereon of any and all transactions by, and between, all, or any, of the Company, SunSource, the Owner, SIC and any Affiliate of any of the foregoing.

                  3.31 Defined Benefit Plan. The Company does not maintain a defined benefit pension plan (within the meaning of Section 3(35) of ERISA) or, other than as set forth on Schedule 3.15(a) hereto, Multiemployer Plan (within the meaning of Section 4001(a)(3) of ERISA).

                  3.32 Lifetime Benefits. The Company has never agreed or promised, directly or indirectly, to any actual, or purported, employee that it would provide, in whole or in part, lifetime medical benefits to retirees or former employees. The Company does not maintain or contribute to any Plan which provides, or purports to provide, lifetime medical benefits to retirees or former employees. To the Knowledge of the Company or the other Sellers, the Company does not contribute to any Multiemployer Plan which provides or purports to provide lifetime medical benefits to retirees or former employees.

                  3.33 Excise Tax Liability. Neither the Company nor any of its ERISA Affiliates have any excise tax liability under Code Sections 4971, 4972, 4976, 4979 or 4980B, and to the Knowledge of the Company there are not any circumstance which would give rise to such excise tax liability.

                  3.34 Brokers. Other than as set forth on Schedule 3.34, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Sellers or the Company in such manner as to give rise to any valid claim against the Buyer, the Company or any subsidiary for any brokerage or finder's commission, fee or similar compensation, except for PaineWebber Incorporated, whose fees, cost and expenses shall be timely paid solely and exclusively by the Sellers.

                  3.35 Affiliate Transactions. Except as set forth on Schedule 3.35A, no obligation or liability of any Seller (excepting the Company) or an Affiliate of any Seller (excepting the Company) is guaranteed by, or subject to, a similar contingent obligation of, the Company nor is any obligation or liability of the Company guaranteed by, or subject to, a similar contingent obligation of, any other Seller or any Affiliate of any of the foregoing. Except as set forth in Schedule 3.35B, there are no contracts or binding obligations between the Owner, or any Affiliate thereof, and the Company.

                  3.36 No Sensitive Transactions. Neither the Company, nor any of its officers, employees or agents, have, directly or indirectly, used funds or other assets of the Company for (i) contributions, gifts, entertainment or other expenses relating to political activity other than as specifically permitted by applicable law; (ii) payments to, or for the benefit of, any officials or employees of any government or any agency or instrumentality of any government, either foreign or domestic, other than payments required or allowed by law; (iii) any other purpose described in Section 162(c) of the Code; or (iv) the establishment or maintenance of a secret or unrecorded fund or account.

                  3.37 Representations Complete. No representation or warranty by the Sellers contained herein, nor any statement made in any Schedule or certificate furnished by, or on behalf of, the Sellers pursuant to this Agreement, when read in its entirety, contains, or will contain, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein, or therein, in light of the circumstances under which made, not false or misleading in any material respect.

                                   ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF THE ACQUISITIVE PARTIES

                  The Acquisitive Parties jointly and severally represent and warrant to the Sellers as follows:

                  4.1 Organization. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  4.2  Authority.

                       (a) The Acquisitive Parties have all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by the Acquisitive Parties of their respective obligations hereunder have been duly authorized by all necessary corporate action on behalf of the Acquisitive Parties, and no such action is required on behalf of any shareholder thereof. This Agreement has been duly executed and delivered by the Acquisitive Parties and constitutes the legal, valid and binding obligation of the Acquisitive Parties enforceable against the Acquisitive Parties in accordance with its terms.

                       (b) Neither the execution and delivery of this Agreement by the Acquisitive Parties nor the consummation of the transactions contemplated hereby will: (i) violate, conflict with, result in a breach of or constitute a default under, (A) the certificate of incorporation or by-laws (or other similar charter or governing documents) of any Acquisitive Party or (B) any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body to which any of the Acquisitive Parties is a party or by which it (or any of its properties or assets) is subject or bound which could adversely affect the ability of the Buyer to consummate the transactions contemplated hereby; (ii) result in, other than as set forth on Schedule 4.2 hereto, the creation of, or give any party the right to create, any Lien, other than a Permitted Lien, upon any of the properties or assets of any Acquisitive Party, (iii) violate, conflict with or result in the breach, modification or termination of, or give any other party the right to terminate or modify the provisions or terms of any contract, agreement, lease, mortgage, bond, indenture, commitment, license, franchise, permit, authorization, concession or other instrument or obligation to which any Acquisitive Party is a party or by which it (or any of its material properties or assets) are subject or bound which violation, conflict, breach, modification or termination could adversely affect the ability of any Acquisitive Party to consummate the transactions contemplated hereby or (iv) violate or conflict with any statute, rule, regulation, ordinance or code applicable to any Acquisitive Party.

                  4.3 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Acquisitive Parties in such manner as to give rise to any valid claim against the Acquisitive Parties for any brokerage or finder's commission, fee or similar compensation.

                  4.4 Litigation Affecting the Acquisitive Parties. There is no claim, action, suit, administrative action, arbitration, proceeding or investigation pending or threatened, in writing, or, to any Acquisitive Party's Knowledge, threatened orally, against or involving any Acquisitive Party or any of their properties or assets before any court or governmental or regulatory authority or body or before any arbitral forum which (a) questions the validity of this Agreement or any action taken or to be taken by Acquisitive Parties in connection herewith or (b) could otherwise materially and adversely affect the ability of the Acquisitive Parties to perform their obligations under this Agreement.

                  4.5 No Consents. Except for the filing requirements under the HSR Act, no filing with, notification to, or permit, authorization, consent or approval of, any public body or authority and no consent of any third party is necessary for the consummation by the Acquisitive Parties of the transactions contemplated by this Agreement.

                  4.6 Adequate Capital. The Acquisitive Parties have adequate financial resources and access to the same as will be necessary to consummate the purchase of the Assets.

                                    ARTICLE 5
                                    COVENANTS

                  5.1  Employee Benefit Matters.

                       (a) With the exception of any plans set forth on Schedule 3.15(a) hereto, and designated on such Schedule as an assumed plan and, subject to the satisfaction, of all related conditions precedent thereto and the delivery to the Buyer of the documents referred to in Section 2.5(r), or as specifically provided for herein, the Acquisitive Parties shall not assume any liabilities, assets or the sponsorship of any of the plans as set forth on
Schedule 3.15(a) and not designated on such Schedule as an assumed plan. Notwithstanding anything contained herein to the contrary, to the extent required by the TSA, the Company shall continue to cover "Transferred Employees" in the employee benefit plans until such time as provided in the TSA. To the extent that the TSA applies to any plan maintained by the Company, the Company shall not cause such plan to be amended, modified or terminated effective during the period that the TSA applies to such plan. For this purpose, "Transferred Employee" means any individual who is an employee of the Company as of the Closing Date and who is employed by the Buyer on the day next following the Closing Date.

                       (b) Subject to the satisfaction of conditions precedent set forth herein, effective as of the Time, Buyer shall assume sponsorship of the Harding Glass Retirement Savings Plan (the "Savings Plan") and the Harding Glass Profit Sharing Plan and Trust (the "Profit Sharing Plan") (collectively referred to as the "Plans"). The participation of "Affiliated Participants" (as defined below), in the Savings Plan and the Profit Sharing Plan shall cease effective at the Time. Buyer shall assume sponsorship of the Savings Plan and the Profit Sharing Plan provided that not later than 30 days following the Closing Date (a) the Company has caused or will cause to be contributed to the Savings Plan any employee elective deferrals due to the Savings Plan within the time prescribed by applicable law; (b) on or before the Closing Date, the Company has made any Company contributions due under the Profit Sharing Plan and/or the Savings Plan; and (c) the Company has amended the Savings Plan and the Profit Sharing Plan to cease the participation of Affiliated Participants as of the Closing Date. With respect to the Savings Plan and the Profit Sharing Plan to the extent that the preceding conditions are met effective as of the Closing Date, the Buyer shall assume sponsorship of the Savings Plan and the Profit Sharing Plan effective as of the Time and the Company and its Affiliates shall cease to be the sponsor of such Plans. As soon as reasonably practicable, but not later than ninety (90) days following the Closing Date, the Company shall, or shall cause one (1) or more of their Affiliates to, establish one (1) or more defined contribution retirement plans or to designate one (1), or more, of its existing defined contribution retirement plans to become the transferee of funds from the Savings Plan and the Profit Sharing Plan as described in this section (collectively, the "Company Plan"). The Buyer and the Company shall cooperate in causing the trustee of the trust forming part of the Savings Plan and the Profit Sharing Plan to transfer the amounts described below to the trust, or trusts, forming part of the Company Plan, as designated by the Company (collectively, the "Company Trust"), in cash or, upon the mutual consent of the Buyer and the Company, in kind, and in accordance with applicable law, as soon as reasonably practicable, but not later than ninety (90) days, following notification to the Company of the identity of the Company Trust. The Company shall cause the Seller Plan to contain such provisions as are necessary (i) for qualification under Section 401(a) of the Code and (ii) to ensure that the transfer provided for herein complies with the applicable requirements of
Section 411(d)(6) of the Code. The amounts to be transferred shall consist of an amount which is equal to the fair market value of the aggregate account balances of the participants and beneficiaries of the Savings Plan and the Profit Sharing Plan who are current or former employees of SunSource at its headquarters group (the "Affiliated Participants"). Such value is to be determined as of the transfer date, on the valuation date, as defined in the Savings Plan and Profit Sharing Plan, immediately preceding and in an amount equal to the account balances attributable to such Affiliated Participants. From and after the completion of the transfer to the Company's Trust described herein, the Company shall assume and become solely responsible for, and shall indemnify, defend and hold harmless the Savings Plan and the Profit Sharing Plan from and against, any and all liabilities or obligations in respect of the benefits accrued under the Savings Plan and/or the Profit Sharing Plan by the Affiliated Participants. From and after the completion of the transfer to the Company's Trust described herein, the Buyer shall assume and become solely responsible for and shall hereinafter, defend and hold harmless the Seller from and against any and all liabilities and obligations with respect to the Non-Affiliated Participants. The Buyer and the Company shall use their best efforts to cause the prompt filing of all Forms 5310 required to be filed with the IRS prior to the transfer of any amount hereunder.

                       (c) (i) With the exception of the Southern California Multiemployer Plans (as described in Section 3.15(c)(ii) herein), the applicable Acquisitive Parties shall, upon Closing, become a participating employer in those Multiemployer Plans noted on Schedule 3.15(a) and designated as an assumed plan, with respect to those employees employed by Buyer on the day following Closing, and who, under the terms of a Collective Bargaining Agreement are required to participate in such Multiemployer Plans.

                           (ii) The Acquisitive Parties shall not assume the
Southern California, Arizona, Colorado and Southern Nevada Glaziers, Architectural Metal and Glass Workers Agreement and Declaration of Pension Trust and the Southern California, Arizona, Colorado and Southern Nevada Glaziers, Architectural Metal and Glass Workers Agreement, Declaration of Health & Welfare Trust (collectively referred to as the "Southern California Multiemployer Plans"). The Sellers shall be solely responsible for and retain any and all liabilities including withdrawal liability as such may be assessed by the Southern California Multiemployer Plans (as set forth on Schedule 3.15(a)) as a result of this transaction or otherwise that have accrued as of the Closing Date under each Southern California Multiemployer Plan as set forth on Schedule 3.15(a). The Seller hereby acknowledges that it shall retain all such Southern California Multiemployer Plan liabilities accrued as of the Closing Date whether or not assessment of such liabilities has been actually presented to the Seller by the Southern California Multiemployer Plan as of the Closing Date. Acquisitive Party shall not assume any liabilities that have accrued as of the Closing Date under any Southern California Multiemployer Plan, including withdrawal liability, as such may be assessed by the Southern California

Multiemployer Plans, and accrued on or before the Closing Date. If after the Closing Date, any Acquisitive Party participates in or has any obligation to participate in a Southern California Multiemployer Plan, such Acquisitive Party shall assume such liabilities that may have accrued after the Closing Date under any Southern California Multiemployer Plan with respect to such Acquisitive Party, including withdrawal liability, as such may be assessed by the Southern California Multiemployer Plans which accrued after the Closing Date.

                       (d) (i)   The Company shall be solely responsible for and
retain all liabilities that have accrued as of the Closing Date under all welfare benefit plans, post-retirement welfare plans covering employees or former employees of the Company as set forth on Schedule 3.15(a), except to the extent liability with respect to such Plan is reflected as a liability on the Closing Date Balance Sheet and is agreed to in the TSA, and the Company hereby acknowledges that it shall retain all such liabilities (including those liabilities which accrued prior to the Closing Date with respect to any retiree medical plan which provides coverage to current or former employees of the Company).

                           (ii)  The Company shall be responsible for payment of
the premiums for Company's employee welfare benefits and group insurance contracts, relating to periods prior to the Time, and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of the Company's employee welfare benefit plans and group insurance contracts and incurred prior to the Time.

                           (iii) The Company shall provide any benefits to which
spouses, former spouses or other qualifying beneficiaries of any Transferred Employee may be entitled as of the Closing Date, by reason of qualifying events occurring on or prior to the Closing Date by virtue of any provision of any employee welfare benefit plan or group insurance contract or any laws, statutes or regulations requiring any continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status, including such requirements under COBRA from and after the Closing Date through the remaining period of required coverage.

                  5.2 Further Assurances. From time to time after the date hereof, the Sellers shall, at their own expense, execute and deliver, or cause to be executed and delivered, such documents to each Acquisitive Party as said party may reasonably request in order more effectively to vest in the Buyer good title to the Assets and to carry out the terms of this Agreement, and from time to time after the date hereof, the Acquisitive Parties will, at their own expense, execute and deliver, or cause to be executed and delivered, such documents to the Sellers as the Sellers may reasonably request in order more effectively to consummate the sale of the Assets and to carry out the terms of this Agreement and the covenants of the Acquisitive Parties contained herein. In addition, from time to time and from the date hereof, the Acquisitive Parties shall cooperate and assist the Sellers, during normal business hours, and upon suitable advance written notice, in prosecuting or defending against any claim or litigation matters for which the Sellers retain either the benefits or the liabilities, including with respect to the Retained Liabilities, with respect to Taxes and/or insurance policies or like contracts of the Company, by making available, at the expense of the Sellers, the employees or agents of the Buyer as witnesses in such claims and litigation and any working papers, documents or other materials necessary to prosecute or defend against such claims or matters.

                  5.3 Substitution of Collateral. Prior to, but effective as of, the Closing, Buyer shall seek to arrange for a substitution of collateral, enter into a general indemnity agreement with an insurance or bonding company, or otherwise provide credit support with respect to all outstanding performance and payment bonds of the Company as set forth on Schedule 3.9C hereto in form and substance reasonably satisfactory to the Company. In the event that the arrangement of such substitution of collateral, general indemnity agreement or credit support cannot be effectuated on, or before, the Closing the Buyer agrees to indemnify, defend and hold harmless the Company from and against any Losses arising out of actions and omissions by the Buyer after the Closing with respect to the outstanding performance and payment bonds of the Company as are set forth on Schedule 3.9C hereto.

                  5.4 Records. With respect to the books and records of the Company relating to matters prior to the date hereof: (A) for a period of ten
(10) years after the date hereof (or longer to the extent reasonably requested by the Sellers because of open tax audit issues), the Acquisitive Parties shall not cause or permit their destruction or disposal without first offering to surrender them to the Sellers; and (B) where there is a legitimate purpose including an audit of any Seller by the IRS or any other taxing authority, the Acquisitive Parties shall allow the said Seller and its representatives reasonable access to such books, records and personnel during regular business hours and shall permit the copying thereof as appropriate to such purpose. In addition, and notwithstanding anything to the contrary contained herein, each of the parties hereto shall provide each other with such cooperation and information as they may reasonably request of the other in filing any return determining the liability for Taxes or a right to a refund of Taxes or conducting an audit or other proceeding in respect of Taxes. Such cooperation shall include making employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding. Each of the parties hereto will retain all tax returns, schedules and work papers and all other material records and documents relating to matters of the Company relating to Taxes for the tax period beginning on the Closing Date and for all prior tax periods until the expiration of the statute of limitations of the tax periods to which such returns and other documents relate (including any extensions thereof), and, at the expiration of such period, each party shall have the right to dispose of any such returns or other documents or records after providing thirty (30) days prior written notice to the other party. Any information, documents or records obtained under this Section 5.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or conducting an audit or other proceeding as may be required by applicable law or in connection with the enforcement of the provisions of the Agreement.

                  5.5 Confidentiality. From and after the date hereof, the Sellers will hold in confidence, and will cause each of the Affiliates to hold in confidence, all knowledge or information of a confidential nature which is related to the business and affairs of the Company (including customer lists and intellectual property rights) and not disclose, publish or use all, or any, of the same provided, however, that the foregoing restriction shall not apply to any portion of the foregoing which (i) becomes generally available to the public, in any manner or form, through no action or omission of any Seller, (ii) is independently developed by Sellers who previously had not had access to all, or any, of the foregoing, (iii) is released for disclosure with the Buyer's express prior written consent, (iv) is required to be disclosed by a governmental entity or otherwise required by law or in order to establish rights under the Agreement or any of the other agreements referred to herein or (v) is necessary to be disclosed in order to comply with applicable law; provided that, in the event of any such disclosure, the Sellers shall furnish to the

Acquisitive Parties as much advance written notice with respect thereto as is possible in order that the Sellers and the Acquisitive Parties may seek a protective order with respect to such disclosure or take such other and further action as may, in the opinion of the Sellers and the Acquisitive Parties, be considered by the Sellers and the Acquisitive Parties to be desirable in order to preclude or limit the disclosure thereof. In addition, the Acquisition Parties shall take the same precautions and use the same standard of care to protect and maintain the confidentiality of the information contained in the Mechanics and in Subsection 6.2.1(c) as they would use to protect and maintain the confidentiality of such Acquisitive Parties' trade own secrets and similar sensitive and confidential information, and which shall not be less than a "reasonableness" standard, and shall not disclose, publish or use all, or any, of the information contained in such sections, except (i) in connection with the enforcement of the terms of this Agreement, (ii) to any party purchasing or seeking to explore the purchase of all, or substantially all, of the Assets or the issued and outstanding capital stock of the Buyer or any Acquisitive Party, and (iii) in the event of a Triggering Event (as hereinafter defined), the Acquisitive Party shall be entitled to disclose to the potential buyer the nature of the relationship between the Sellers and the Acquisitive Parties but not the specifics of such relationship (which are set forth in the Mechanics and 6.2.1(c)).

                  5.6 Non-Competition. From and after the date hereof, and recognizing that this is an agreement with respect to the sale of a "trade or business" and that the Acquisitive Parties have advised the Sellers that, absent the full breadth of this Section 5.6, that the Acquisitive Parties are not willing to execute this Agreement, and for the next succeeding five (5) years (the "Restricted Period") neither the Company, nor any other Seller, nor any Subsidiary or Affiliate of any thereof, shall, directly or indirectly, or in whole or in part, (i) within the Territory engage in any business, involving, in whole or in part, the provision of automotive and flat glass to business and individual consumers including contract glazing, flat glass fabrication and distribution, automobile glass distribution, retail installation of flat glass and automobile glass, glass tabletop manufacturing, tempering, insulation and glass manufacturing, custom laminating and/or mirror manufacturing or any other activity which is, in whole or in part, competitive with the business of the Company as conducted at any time during the one (1) year period immediately preceding the date hereof (the "Current Businesses") (excluding the business of the distribution of "hard goods" designed for maintenance and repair applications, which "hard goods" shall not include, for any and all purposes hereof, the Current Businesses) or (ii) obtain any equity or ownership or possessory interest in any Person engaged in such activity in any capacity including as a partner, shareholder, principal, agent, representative, supplier, trustee, employee or consultant. In addition, for the three (3) year period following the date hereof, no Seller, nor any Subsidiary or Affiliate thereof, shall, directly or indirectly, solicit any employee of the Acquisitive Parties or encourage, in any way, any such employee to leave such employment while such employee is employed by either Acquisitive Party, except by means of advertisements in the media or by means of general solicitation not directed specifically at the employees of either Acquisitive Party. The parties hereto acknowledge that any breach or threatened breach of any of the covenants contained in this Section 5.6 would cause irreparable harm to the Acquisitive Parties and that money damages would not, alone, provide an adequate remedy to the Acquisitive Parties. The Acquisitive Parties shall have all the rights and remedies available under law, or in equity, to a party enforcing any such covenants, each of such rights and remedies to be independent of the other and severally enforceable, including the right to have such covenants enforced by any court of competent jurisdiction, including through temporary injunctive relief, temporary restraining order and/or permanent injunctive relief, all without requirement for the posting or provision of any bond or other security, which requirements are hereby expressly waived by the Sellers, and the right to require any violating party to pay to the Acquisitive Parties any and all legal fees, costs or expenses incurred by said Acquisitive Party in connection with the enforcement of this Section 5.6 and account for, and pay over to the Acquisitive Parties, the product of (A) two (2) and (B) all benefits derived or received by such violating party, or any of its Subsidiaries or Affiliates, as a result of any breach of such covenant. No violating party, or any Subsidiary or Affiliate thereof, shall raise as a defense to the granting of any such relief that the person requesting any such relief has an adequate remedy at law. Each of the parties hereto acknowledges and agrees that the covenants set forth in this Section 5.6 are reasonable in duration and scope and in all other respects. If any court determines that any of such covenants, or any part thereof, are invalid or unenforceable, the remaining covenants shall not be affected and they shall be given full effect, without regard to the invalid portions. If any court determines that all, or any part of, the covenants herein are unenforceable, because of the duration or scope of such provision, such court is requested to reduce the duration or scope of such provision, as the case may be, so that, in its reduced form, such provision shall then be enforceable. The parties hereto intend to and do hereby confer jurisdiction to enforce the covenants contained herein upon the courts of any jurisdiction within the United States or within any jurisdiction within the Territory. If the courts of any one (1), or more, of such jurisdictions hold such covenants unenforceable by reason of the breadth of their scope, or otherwise, it is the intention of the parties that such determination not preclude, or in any way effect, the right of the Acquisitive Parties to the relief provided above in the courts of any other jurisdiction as to breaches of such covenant in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable and independent covenants. Notwithstanding the foregoing, nothing contained herein shall prevent any party from owning less than 1% of the issued and outstanding capital stock of any corporation whose shares are listed for trading on The New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or any similar national securities exchange.

                  5.7 WARN Act. The Buyer shall comply with the Worker Adjustment and Retraining Notification Act, if applicable. It is agreed and understood that all employees of Harding will remain employed by Sellers through the date of the closing, April 12, 2000. For any affected employees of Sellers who, on or after April 12, 2000, suffer an "employment loss" as that term is defined in 29 U.S.C. ss. 2101(a)(1)(B)(2) and (3), Buyers will assume responsibility to give any advance notice of the "employment loss" as may be required by the Worker Adjustment Retraining and Notification Act ("WARN"), 29 U.S.C. ss. 2101 et seq.

                  5.8 Profitability of Uncompleted Contracts, Agreements or Other Commitments of the Company. The Sellers do hereby covenant that those contracts, agreements and understandings of the Company which have been classified as a "contract" in accordance with the prior practice of the Company which are not completed on, or before, the date hereof, and which are to be completed, in whole or in part, by the Buyer after the date hereof (the "Customer Contracts") shall, taking all such Customer Contracts in the aggregate, result in a gross profit margin to the Buyer, calculated in a manner consistent with the past practices of the Company, of not less than Twenty Three (23%) per centum (the "MPM"). The Buyer hereby agrees to operate no less efficiently or prudently after the date hereof than the Company did before the date hereof.

                  At the end of each six (6) month period, from and after the date hereof, the Buyer shall deliver to the Sellers a report indicating the gross profit margin of all Customer Contracts, taken in the aggregate, to the Buyer and shall provide to the Sellers reasonable information with respect thereto, consistent with the information retained and developed by the Company prior to the date hereof for such Customer Contracts, which were completed during the said immediately preceding six (6) month period. In the event that the aggregate gross profit margin on such Customer Contracts was less than the MPM, the Sellers shall, within twenty (20) Business Days of the receipt of said report, reimburse the Buyer, on a dollar for dollar basis, for such shortfall and, alternatively, in the event that the gross profit margin was in excess of the MPM, then the Buyer shall reimburse, within twenty (20) Business Days of the receipt of said report, the Company for such surplusage, in either case on a dollar for dollar basis and such payment to be made in immediately available U.S. funds.

                  Such reports shall continue to be rendered, and payments effected, at the end of each six (6) month anniversary of the date hereof, with respect to the immediately preceding six (6) month period, until such time as the parties hereto agree, unanimously and in writing, that no such further reports shall be issued or payments made with respect to this Section or until all Customer Contracts as of the Closing Date have been fully completed.

                  In the event that, within twenty (20) Business Days after receipt of any such report, the Sellers wish to review the books, documents and records of the Buyer with respect to the accuracy and/or completeness of the said report they shall be permitted reasonable access thereto, during normal business hours and upon reasonable notice, in order to review the same and they shall advise, in writing, the Buyer within twenty (20) Business Days of their review if they do not agree with the conclusions reached in the initial report by the Buyer and the specific reasons therefore. If no such statement of disagreement is received within the period noted, the report of the Buyer shall be deemed conclusive and accepted. If such report is rendered by the Sellers, the parties shall have twenty (20) days to amicably resolve their differences and, if the same are not resolved, the parties shall, thereupon, submit their differences for resolution in accordance with the dispute resolution process set forth in Section 2.3(c) hereof. Payment shall be made, in accordance with the terms hereof, to the extent of the parties are in agreement.

                  5.9 Provisions for Warranty Claims. All claims for indemnification with respect to warranty obligations of the Sellers under section 2.10(ii) (the "Product Warranty Claims") shall be subject to the following provisions:

                       (a) If, following the date hereto, a direct or indirect purchaser of any good or service of the Company asserts to the Company or the Buyer a warranty claim or makes a request to the Company or to the Buyer for any

"warranty" or "warranty related" work based upon an action or omission by the Company with respect to any product sold or service provided by, or on behalf of, the Company or any Affiliate or Subsidiary thereof, or any predecessor of all, or any, of the foregoing, on or before the Closing Date, the Buyer will, in a manner consistent, in all material respects, with the prior practice of the Company, as known to the Buyer, undertake such warranty work as is required, in the reasonable opinion of the Buyer, by the terms and provisions of the agreement relating to the sale of such goods or services. Notwithstanding anything to the contrary contained in the Agreement, the Sellers shall, after first exhausting all reserves specifically established for "Product Warranty Claims" on the Closing Date Balance Sheet, indemnify, defend and hold harmless the Buyer, any and all payments to be made by the Sellers to the Buyer pursuant to subsection (a) hereof to be made in immediately available U.S. Funds not later than twenty (20) days after receipt by the Sellers of the invoice of the Buyer relating thereto (it being the intention of the parties that payments to be made pursuant to subsection (b) hereto shall be made as described in the last sentence of that subsection), from and against any and all Losses (excluding any profit or direct or indirect consequential or incidental damage) incurred by the Buyer in connection with such Product Warranty Claims.

                       (b) In the event that costs incurred by the Buyer with respect to Product Warranty Claims exceed, in any twelve (12) month period from and after the date hereof, the sum of Ninety Two Thousand Seven Hundred and Fifty Four ($92,754) Dollars (the "Ceiling"), the Sellers agree to pay to the Buyer, in addition to any Losses reimbursed to the Buyer pursuant to subsection
(a) above with respect thereto, such additional sum, or sums, as are set forth in the next sentence hereof. With respect to "auto replacement glass", such sum shall be eighty-nine (89) per centum of the costs incurred by the Buyer; with respect to "retail flat glass", such sum shall be eighty and five tenths (80.5) per centum of the costs incurred by the Buyer; and with respect to "contract", each of these categorizations to be made in a manner consistent with the prior practices of the Company, the "incremental" sum shall be thirty-two and two tenths (32.2) per centum of the costs actually incurred. Once the Ceiling is exceeded, in any twelve (12) month period from and after the date hereof, the additional sums payable to the Buyer by the Sellers hereunder shall be paid, in immediately available U.S. funds, not later than twenty (20) days after an invoice with respect to the same is received by the Sellers. Should any invoice of the Buyer with respect to this Section not be timely paid by the Company the Buyer shall have the right to, at its option, and at any time during the period in which such invoice remains unpaid, cease all performance of any and all work hereunder unless a particular payment is being reasonably disputed, in writing and the facts and circumstances of the dispute have been so communicated to the Buyer.

                       (c) At any time, and from time to time, after full and complete reimbursement by the Sellers to the Buyer of any "non-disputed" sums to be paid by the Sellers pursuant to the terms hereof, the Sellers shall have the right, upon reasonable notice, which shall not unreasonably interfere with the business and operations of the Buyer, to review the books, records and documents of the Company and the Buyer, and to interview the employees of the Buyer and shall have the reasonable cooperation of the Buyer in all such respects. All reasonable expenses related to such review by Sellers shall be borne by the Sellers and reimbursed to the Buyer within twenty (20) days of demand therefor. Any dispute by the parties arising out of such audit and review by the Sellers shall be resolved in accordance with the second paragraph of Section 2.3(c) hereof. If it is ultimately determined that any of the parties hereto have paid in excess of their respective obligations to the other, then the party who has received such overpayment shall remit such "overpayment", to the party who has so "overpaid", within five (5) Business Days of such determination, plus interest thereon for all periods during which such "surplusage" was held by that party, until received by the appropriate recipient party, at that interest rate equal to that interest rate set forth in Section 2.7 hereof.

                  5.10 FICA Adjustment. One (1) year from and after the date hereof the Sellers agree to pay to the Buyer an amount reflective of the sum of
(a) the "Medicare" component of the obligation of the Buyer with respect to those bonus payments made by the Buyer pursuant to Section 2.3(a)(G) hereof and
(b) the difference between the "FICA" payment obligation of the Buyer in connection with the payment of the salaries of those individuals who are recipients of such payments, as employees of the Company and the Buyer, and the "FICA" payment obligation of the Company and the Buyer when said bonus payments are aggregated with the salary payments made to those individuals.

                  5.11 Cobra and Accrued Benefits. With respect to Plans which Buyer (i) assumes, as listed on Schedule 3.15(a) hereto as assumed plans and
(ii) may adopt after the Time which qualify as "group health plans" under
Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Buyers will be responsible for any liability to Transferred Employees arising after April 12, 2000, and will indemnify Sellers and hold Sellers harmless for any claims which may be asserted against Sellers, or any damages which may be awarded against Sellers (including any liability to the Transferred Employees, as well as any reasonable costs and attorneys' fees incurred in the defense of any such claims), as a result of Buyer's failure to give the required notice and provide continuation or effect. The Buyer will give the required COBRA notice and provide COBRA continuous coverage as required by law to those employees who are parties to the SM Agreements referred to in Section 2.10 hereof, and who incur a COBRA qualifying event after the Closing Date. The Sellers will indemnify Buyer and hold Buyer harmless for any claims which may be asserted against Buyer, or any damages which may be awarded against Buyer (including any liability to the affected employees, as well as any costs and attorneys' fees incurred in the defense of any such claims), except for those claims relating to Buyer's failure to give the required notice, or to comply with the requirements of COBRA, including timely notice to Seller regarding COBRA qualifying events as a result of any claim for COBRA benefits made by any individual who is a party to an SM Agreement referred to in Section 2.10 hereof and for whom Seller retained COBRA liability pursuant to Section 2.10.


                                    ARTICLE 6
                                 INDEMNIFICATION

                  6.1  Survival of Representations, Warranties and
Covenants Error! Bookmark not defined.. Except with respect to the representations and warranties set forth in Sections 3.22 and 3.33, which shall survive until the expiration of the applicable statute of limitations, the representations and warranties set forth in Sections 3.3(a) and 3.5, which shall never expire or terminate, and the representations and warranties contained in
Section 3.24, which shall survive until the 5th annual anniversary of the date hereof, the remaining representations and warranties contained in Sections 3 and 4 of this Agreement shall survive until, and expire and be of no further force or effect, on the second annual anniversary of the date hereof. No action for indemnification may be brought under this Section 6 or may be brought with respect to a breach of representations and warranties after the stated expiration date unless, prior to such date, the party seeking indemnification has been notified of such claim pursuant to Section 6.2.3. Any and all covenants made by, or on behalf of, any of the parties hereto shall survive without limitation and shall never terminate or expire. Further, a claim may be asserted by all, or any, of the Acquisitive Parties pursuant to Sections 6.2.1(a)(ii),
(iii), (iv), (v) and (vi) at any time from and after the date hereof as none of the same shall ever expire or terminate.

                  6.2  Indemnification.

                  6.2.1. By the Sellers.

                         (a) Except for disputes under Section 2.3 (which shall
be subject only to the remedies set forth in Section 2.3), from and after the Closing, the Sellers jointly and severally agree to indemnify, defend and hold harmless each of the Acquisitive Parties and each of their respective officers, directors, employees, agents and Affiliates from and against any Loss (including reasonable attorneys' fees and other costs and expenses) (collectively, the "Damages") incurred or sustained by any Acquisitive Party, or any Subsidiary or Affiliate thereof, as a direct or indirect result of (i) the inaccuracy of any representation or warranty on the part of the Sellers under this Agreement, (ii) the breach of any covenant contained in this Agreement on the part of any Seller, (iii) the Retained Liabilities, (iv) the noncompliance of any Seller with the "bulk sales" laws as are applicable to the Sellers with respect thereto except to the extent that such Loss with respect to non-compliance with the "bulk sales" laws arises out of the failure of the Acquisitive Parties to comply with their obligations with respect to the Assumed Liabilities (the parties hereto acknowledge that the Sellers do not intend to comply with the provisions of the applicable "bulk sales" laws), and (v) any fines or penalties imposed upon the Buyer as a consequence of the failure of the Buyer to obtain any permits and/or licenses as are required by Law prior to the date hereof (the Buyer agrees hereby to use its best reasonable efforts to obtain each of the same as promptly after the date hereof as is reasonable).

                         (b) Notwithstanding anything to the contrary contained
herein in this Agreement, the parties hereto do hereby affirm that any and all instances of non-compliance with Law by any Seller prior to the date hereof are, and shall forever remain, a Retained Liability, and, in consideration thereof, the Buyer does hereby agree to assert no claim against any Seller with respect to any such actual or alleged instance of noncompliance with Law by the Company, or by any predecessor, prior to the date hereof, unless and until an action, claim, suit or proceeding with respect thereto is received by, asserted against or filed against either the Buyer or any Affiliate of the Buyer or any officer, director, employee, agent or representative thereof, in each case whether former or present, with respect to such instance of non-compliance by, or behalf of, any Official Body or Person. The Buyer shall, in all instances, be authorized to comply with any notification or like requirement imposed by Law in all respects, including the furnishing, at any time, of any notifications or other writings as are required by Law to any Official Body or other Person. The Buyer agrees to consult reasonably with the Sellers prior to furnishing any such notification in an effort to reasonably resolve the instances of non-compliance with Law or eliminate the need to notify any Official Body or Person or take other mutually agreeable action; provided, however, in the event that such notification must, in the reasonable opinion of the Buyer, be furnished within a period of three
(3) days, or less, no such consultation shall be required and in the event, and in any instance, the parties disagree with respect to the requirement or content of such notification the reasonable and informed opinion of the Buyer shall be determinative. The Sellers do hereby irrevocably agree to not assert as a defense, or permit to be asserted as a defense, to any claim by any Acquisitive Party, or any Affiliate, pursuant to the Agreement that such action, suit, claim or proceeding was initiated or instigated or is a result of, in whole or in part, any notification sent pursuant to, and in accordance with, this Section. The foregoing provisions of Section 6.2.1(b) are hereinafter referred to collectively as the "Mechanics." Upon receipt of any order, notice or other written communication from any Official Body (collectively, the "Order") requiring investigation, remediation, monitoring or similar activities (collectively, "Remedial Actions") at any of the properties transferred to Acquisitive Parties under this Agreement or at any of the Retained Owned Real Property or Retained Leased Real Property (hereinafter, collectively the "Properties"), Sellers shall perform all necessary Remedial Actions in accordance with the laws, rules, orders and regulations applicable thereto. Acquisitive Parties shall provide Sellers, its employees, agents, representatives or other persons authorized in writing by the Sellers with reasonable access to the Properties to perform the Remedial Actions with respect to Owned Real Property and will use reasonable efforts with respect to Retained Leased Real Property (which shall not include the obligation to pay any money, commence a legal action or furnish any consideration), provided that such work does not unreasonably interfere with Acquisitive Parties' operations, except to the extent as required by any Environmental Laws or Official Body. Acquisitive Parties shall also provide Sellers, its employees, agents, representatives or other persons authorized in writing by the Sellers with reasonable access to the Properties in the event that Sellers elect to perform Remedial Actions at any of the Properties in the absence of an Order, provided that such work is performed in accordance with applicable laws, rules, orders and regulations and does not unreasonably interfere with Acquisitive Parties' operations, except to the extent as required by any Environmental Law or Official Body. To the extent that Sellers' further investigation determines that the release, condition or other event requiring a Remedial Action is the result of or attributable to the actions of Acquisitive Parties or any officer, director, employee, agent or representative hereof, and/or Acquisitive Parties' operations at, on or around the Properties, Sellers shall provide notification to Acquisitive Parties and shall be entitled to recover all costs and expenses, including reasonable attorneys' and consultant's fees and expenses, incurred in connection with its

Remedial Actions which are necessary to address such release, condition or other event; provided, however, that Sellers shall not be entitled to recover that portion of the costs and expenses incurred which are attributable to any Retained Liability.

                         (c) In the event that, at any time from and after the
date hereof, any Acquisitive Party receives a bona fide offer from any Person to acquire any real property of any Acquisitive Party, or any affiliate or predecessor, acquired by any Acquisitive Party pursuant to the terms hereof which said Acquisitive Party is desirous of accepting or causing the Buyer to accept, the Acquisitive Party shall forthwith furnish a copy of such bona fide offer to the Sellers, subject to any confidentiality obligations which may be imposed upon the Acquisitive Party. In the event that such prospective purchaser
(a) requests remediation, in whole or in part, of such property in order to "bring the same" into compliance with then applicable Environmental Laws or (b) requests any indemnification or protection from any Loss, in any way, or howsoever phrased, from the Acquisitive Party with respect to the failure of such real property to then be in compliance with then applicable Environmental Laws (each of [a] and [b] are hereinafter referred to as a "Triggering Request"), the Sellers shall assert no claim against the Buyer or any Acquisitive Party or defense of any claim by any of the Acquisitive Parties based upon the results of such review and/or the possibility that the results thereof may require the Buyer to furnish notification to any Official Body and, within thirty (30) days of receipt by the Seller of such Triggering Request, the Seller shall either (i) agree, with such prospective purchaser and the Acquisitive Party, in form and substance satisfactory to each of the same, to promptly arrange for, and promptly prosecute to completion, any and all remediation or like action required by the purchaser or prospective purchaser of that property in order to cause the same to be in compliance with then applicable Environmental Laws, (ii) furnish such protection from any Loss directly from the Sellers to the bona fide purchaser in order that such purchaser will consummate the transaction which is the subject of the bona fide offer or (iii) failing to fully and completely comply with either (i) or (ii) within such thirty (30) day period, the Sellers shall, within five (5) Business Days after the expiration of the noted thirty (30) day period, purchase, acquire and pay for said real property, without warranty as to compliance with the Environmental Laws prior to the date hereof, by paying to the Acquisitive Party that purchase price referred to in the bona fide offer. The Acquisitive Party shall have no obligation, direct or indirect, to effect any testing, remediation or any indemnification, whatsoever, to the Sellers with respect to compliance of the subject property with the Environmental Laws as of the date of transfer or otherwise. Should the Sellers fail to comply herewith, the Acquisitive Parties shall have all the rights and remedies available under then applicable Environmental Laws, and the Sellers agree to pay, on demand, to the Acquisitive Party all reasonable legal fees, costs and expenses incurred by the Acquisitive Party in connection with the enforcement of this provision and interest on such purchase price as was noted in the bona fide offer from and after the expiration of the fifth (5th) day after expiration of thirtieth (30th) day after receipt of such offer by the Sellers until such sum is paid to the Acquisitive Party at that interest rate set forth in Section 2.7 hereof. Any provision of this
Section 6.2.1(c) to the contrary notwithstanding, in the event that condition(s) or circumstance(s) on said real property does not constitute a Retained Liability, Seller shall be entitled to recover from the Acquisitive Parties all Losses arising therefrom.

                         (d) There shall not be any duplicative payments,
purchase price adjustments or indemnities by the Sellers (provided, however, that in no event shall the Sellers receive any benefit or reduction in their liabilities or obligations hereunder based upon insurance funds or proceeds which may, at any time, be recovered by, or on behalf of, any Acquisitive Party pursuant to the policies of the Acquisitive Parties or any tax benefits garnered by any Acquisitive Party as a result of any payments made by, or on behalf of, any Seller pursuant to the terms of the Agreement), and any reserves specifically established on the Closing Date Balance Sheet with respect to any matter as to which the Acquisitive Parties would otherwise be entitled to indemnification hereunder shall first be utilized, and a claim, or claims, asserted based thereon against the Sellers shall be payable or indemnifiable only to the extent that the Damages exceed the then remaining amount of such reserve or reserves. The Acquisitive Parties shall not be entitled to make a claim for indemnification under this Section 6.1.2 based upon any item which was the subject of the net worth adjustment in connection with the establishment of the Closing Date Balance Sheet. Notwithstanding the foregoing, the Buyer shall not be permitted to seek recovery against the Sellers for amounts already received from the insurance policies of the Sellers, pursuant to those policies set forth on Schedule 2.5(q).

                         (e) The Acquisitive Parties shall have the right to
assert a claim, or claims, for indemnification under this Section 6.2.1 pursuant to such provision or provisions, of the Agreement as the Acquisitive Parties may, from time to time, determine when one (1), or more, such provisions of the Agreement are applicable to the facts and circumstances of such a claim.

                         (f) The Acquisitive Parties shall be entitled to
indemnification under clause (i) of Section 6.2.1(a) only to the extent that the aggregate amount of Damages exceeds the net of (A) One Hundred and Fifty Thousand ($150,000) Dollars minus (B) the product of (i) .50 and (ii) the amount that is the difference between (x) One Million Three Hundred and Forty Five Thousand ($1,345,000) Dollars and (y) all amounts paid or accrued (if the event giving rise to the payment obligation has occurred and a written claim has been received by a Seller prior to the expiration of the one (1) year period after the Closing) by SunSource pursuant to the SM Agreements within such one (1) year period up to a maximum amount of One Hundred and Fifty Thousand ($150,000) Dollars (the amount that is equal to (A) minus (B) is hereinafter referred to as the "Basket"). Further, the Acquisitive Parties agree, with respect to a claim for indemnity under Section 6.2.1(a)(i) only, to assert no claim with respect to a breach or a group of related breaches based upon a specific fact or controversy or series of related facts or controversies if the Damages ascribed thereto are less than Five Thousand ($5,000) Dollars, and no claim, or claims, are to be configured so as to avoid the limitations of this sentence, provided, however, when the amount of Damages the assertion of which would otherwise be precluded by this sentence exceeds Twenty-Five Thousand ($25,000) Dollars, then the Acquisitive Parties shall be entitled to assert and to recover claims thereafter without regard to the exclusionary impact of this sentence in order that claims of less than Five Thousand ($5,000) Dollars may then be thereafter recoverable. The Basket and the other provisions of this Section are not applicable other than with reference to claims asserted pursuant to Section 6.2.1(a)(i).

                  6.2.2. By the Acquisitive Parties.

                         (a) Except for disputes under Section 2.3 (which shall
be subject only to the remedies set forth in Section 2.3), from and after the Closing, the Acquisitive Parties agree to indemnify the Sellers and hold each of them harmless from and against any Damages incurred or sustained by the Sellers as a result of (i) the inaccuracy of any representation or warranty on the part of the Acquisitive Parties under this Agreement, (ii) the breach of any covenant contained in this Agreement on the part of the Acquisitive Parties, provided that there shall not be any duplicative payments or indemnities by the Acquisitive Parties and (iii) the failure of the Acquisitive Parties to comply with their obligations with respect to the Assumed Liabilities.

                         (b) The Sellers shall be entitled to indemnification
under clause (i) of Section 6.2.2.(a) only to the extent that the aggregate amount of such Damages exceeds the sum of One Hundred and Fifty Thousand ($150,000) Dollars. The immediately preceding sentence is not applicable other than with reference to claims asserted only pursuant to Section 6.2.2.(a)(i).

                  6.2.3. Indemnification Procedures. The following procedures shall apply to all claims for indemnification under this Article 6. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee". A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor".

                         (a) Promptly after receipt by an Indemnitee of notice
of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article 6, notify such Indemnitor in writing (the "Notice of Claim") of such claim, action or facts in reasonable detail of the claim or the commencement of such action, provided that the failure of the Indemnitee to give a Notice of Claim as provided herein shall not relieve the Indemnitor of its obligations under this
Article 8 except to the extent the Indemnitor is actually materially prejudiced by such failure to give a Notice of Claim. The Indemnitee shall furnish to the Indemnitor in reasonable detail all such information as it may have with respect to such claim.

                         (b) If the claim or demand set forth in the Notice of
Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Indemnitor shall have fifteen (15) days after the date the Notice of Claim is actually received by the Indemnitor to notify the Indemnitee, in writing, of its election to defend such Third Party Claim on behalf of the Indemnitee, provided that such election by the Indemnitor shall be without prejudice to the Indemnitee's right to participate in the defense of such Third Party Claim at the Indemnitee's expense through counsel of its own choosing. Neither party hereto may settle or compromise any Third Party Claim without the written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnitor (A) does not elect to defend a Third Party Claim and (B) shall have offered in writing to deliver to the Indemnitee the full amount set forth in the Third Party Claim (the "Offered Amount"), the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, to refuse such delivery and, at the expense of the Indemnitee, to defend against such Third Party Claim, provided that if the Indemnitee defends such Third Party Claim, then, whether or not such Indemnitee is found to have any liability with respect thereto, the Indemnitor shall indemnify the Indemnitee for all Damages with respect thereto, including expenses incurred in such defense, but only up to a maximum amount equal to the Offered Amount. Further, the Indemnitee shall indemnify the Indemnitor to the extent of the excess of all Damages with respect to this matter over the Offered Amount in this situation.

                         (c) If the Indemnitor elects to defend a Third Party
Claim pursuant to paragraph (b) of this Section 6.2.3, the Indemnitee will cooperate with the Indemnitor in such defense and will make reasonably available to the Indemnitor (at the Indemnitor's reasonable expense) all records and other materials and personnel which are reasonably required in the defense thereof.

                  6.2.4 The Procedure for Presentation to Assure of Letter of Credit. The parties hereto do agree to follow the following process in connection with any presentation by the Acquisitive Parties to the Issuer of the Letter of Credit:

                         (a) As a condition precedent to a demand upon the
issuer pursuant to the Letter of Credit, the Acquisitive Parties shall deliver to each of the Sellers, with a copy to the Issuer, a written notice (the "Purchaser Notice"), which shall be signed on behalf of the Acquisitive Parties and set forth (i) a demand for payment to the Acquisitive Parties of a specified dollar amount of damages incurred by the Acquisitive Parties, (ii) the Section, or Sections, of this Agreement alleged to have been breached, (iii) a reasonably detailed itemization of the damage, loss, cost or expense incurred by the Acquisitive Parties and (iv) a description of the liability or obligation to the Acquisitive Parties pursuant to any provision of the Agreement.

                         (b) If the Acquisitive Parties deliver to each of the
Sellers a Purchaser Notice and the Sellers do not deliver to the Acquisitive Parties a Response Notice (as defined below), within thirty (30) days of the receipt of the Purchaser Notice by the Sellers, then the Acquisitive Parties shall be authorized to, at any time thereafter, deliver to the Issuer a written statement from the Acquisitive Parties specifying, under penalty of perjury, that a Purchaser Notice has been tendered and that no Response Notice has been received by the Acquisitive Parties within thirty (30) days of the receipt of the Purchaser Notice by the Sellers, and the procedures set forth in the Letter of Credit relating to the payment of the funds reserved thereunder (the "Letter of Credit Funds") shall govern at such time.

                         (c) If the Sellers believe that the Purchaser
Distribution Event specified in the Purchaser Notice has not occurred, or disagree with the demanded specified dollar amount, then the Sellers shall, within thirty (30) days of the receipt by the Sellers of the notification, deliver to the Acquisitive Parties a written notice (a "Response Notice") which shall be signed by the Sellers. The Response Notice shall set forth, and a copy of the same shall be forwarded to the Issuer, the specific basis for such belief that the Purchaser Notice is incorrect. If the Sellers deliver a Response

Notice, the Acquisitive Parties shall not be entitled to the Letter of Credit Funds except as the same may be released pursuant to Paragraphs (II) or (III) of the Letter of Credit.

                         (d) Following the expiration of the two (2) year term
of the Letter of Credit, to the extent that at such time there is an outstanding unsatisfied claim in an amount set forth in the Purchaser Notice (the "Liquidated Claim Amount"), the amount then available under the Letter of Credit shall be reduced by the difference between $2,000,000 and such Liquidated Claim Amount.

                         (e) If, at any time after the term of the Letter of
Credit has been extended or renewed beyond 24 months, the Issuer withdraws the Letter of Credit, then SunSource shall use its best efforts to provide immediately to the Buyer in an amount equal to the Liquidated Claim Amount, at the Sellers' election, either (i) obtain a bond issued by a reputable United States financial institution or bond issuer, (ii) obtain a letter of credit issued by a United States bank of national reputation or (iii) establish an escrow fund at a United States financial institution of national reputation consisting of cash or marketable securities, each of which shall be subject to the consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned.

                  6.3  Receivables Indemnification.

                       (a) The Company has delivered to the Buyer a complete list of all accounts receivable reflected on the Estimated Closing Date Balance

Sheet ("Receivables") that are uncollected ninety (90) days or more after the invoice date (the "Payment Date") on which payment is due and owing pursuant to the invoices relating to such Receivables (the "AR List"), together with all documentation relating to the collection of such unpaid Receivables (including all documentation relating to any compromise or waiver of any amount thereof) ("Unpaid Receivables Documentation"). On the Business Day prior to the Closing Date, the Buyer delivered to the Company a complete list of the Receivables listed on the AR List with respect to which the Buyer elects to cause to be included among the Excluded Assets, which election shall be binding upon all parties. The reserves for accounts receivable set forth on the Estimated Closing Date Balance Sheet and carried over to the Closing Date Balance Sheet shall be adjusted, on a dollar for dollar basis, but not less than zero, on or before the Closing Date, in order to reflect the amount of the accounts receivable of the Company to be included among the Excluded Assets and not purchased by the Buyer.

                       (b) Within fifteen (15) days after the end of each calendar month after the Closing in which Receivables reflected on the Closing Date Balance Sheet, or if not yet in existence, the Draft Closing Date Balance Sheet which are uncollected ninety (90) days or more after the Payment Dates relating thereto (the "Remaining Unpaid Receivables") are outstanding, the Buyer shall deliver to the Sellers a complete list of the Remaining Unpaid Receivables with respect to which it intends to assign all causes of action to the Sellers pursuant to the terms of this Section 6.3(b), together with all Unpaid Receivables Documentation received by the Buyer from the Company, together with a form of bill of sale, the only representation or warranty of the Buyer contained therein shall be that the Buyer owns such unpaid receivable, free and clear of any liens, claims, charges or encumbrances (the "ARBS"), with respect to such unpaid receivables. Not later than fifteen (15) days after delivery of each such monthly list, the Buyer shall assign, convey and transfer to the Sellers, without recourse, any and all legal and equitable causes of action of the Buyer relating to the Remaining Unpaid Receivables listed on such list which are outstanding on such date, and shall reduce the "bad debt" reserve established on the Closing Date Balance Sheet on a dollar-for-dollar basis but not less than zero. To the extent that the value of the remaining unpaid receivables ("RUP") exceeds the remaining "bad debt" reserve established on the Closing Date Balance Sheet, the Sellers shall pay to the Buyer, not later than five (5) Business Days after such assignment by the Company is received by the Owner, an amount, in cash equal to such Remaining Unpaid Receivables, and the Buyer shall deliver any Unpaid Receivables Documentation together with the ARBS, the form which is referred to above, relating to such unpaid receivables.

                       (c) Until the date on which all causes of action with respect to any Closing Date Unpaid Receivable or Remaining Unpaid Receivable (all such unpaid accounts receivable being collectively referred to herein as

"Unpaid Receivables") have been assigned to the Sellers pursuant to this Section 6.3, the Buyer will use its customary collection efforts to collect all amounts owed on such Unpaid Receivables, and shall not compromise or waive any claim, in whole or in part, for any Unpaid Receivable, without the prior consent of the Sellers, such consent not to be unreasonably withheld, delayed or conditioned. The Buyer shall not use any collection efforts or take or refrain from taking any action with respect to any Unpaid Receivable which would give rise to a defense against collection in full of such Unpaid Receivable, without the prior consent of the Sellers, such consent not to be unreasonably withheld, delayed or conditioned. Unless a customer specifically indicates that such customer is paying a specific invoice, all amounts collected on accounts receivable from a customer shall be applied first to reduce the amount of the longest outstanding Unpaid Receivable associated with such customer and shall not be applied against accounts receivable arising after the Closing Date until all such customer's Unpaid Receivables with Payment Dates prior to the Closing Date have been paid in full.

                       (d) The Buyer shall cooperate with the Sellers in the Seller's efforts to collect all Unpaid Receivables, including providing the Sellers with reasonable access to the books, records, personnel, attorneys or other agents of the Buyer involved in the efforts to collect such Unpaid Receivables. From and after the date of receipt by the Buyer of payment from the Seller for a particular Remaining Unpaid Receivable the Sellers may take such actions as they may deem desirable in order to collect the same including, communications with such account debtors and taking any and all legal or equitable actions as the Sellers shall, at their sole cost, expense and liability, believe desirable, but in no event shall any Seller or any employee or agent thereof recommend, directly or indirectly, or permit any party who has undertaken efforts to collect the same, whether for the account of the Seller or any other party, to, in any way, suggest that an account debtor not pay any indebtedness to the Buyer in accordance with the collection efforts of such Seller or any other party with respect thereto.

                       (e) On or prior to November 30, 2000, the Buyer shall deliver to the Sellers and Deloitte & Touche a list of all Unpaid Receivables with respect to which the Buyer has assigned to the Sellers all causes of action relating thereto and all Remaining Unpaid Receivables with respect to which such causes of action have not yet been assigned, together with a report on the compliance by the Buyer and the Company with the terms of this Section 6.3. Prior to December 31, 2000, Deloitte & Touche shall deliver to the Sellers and the Buyer a report confirming, in the reasonable opinion of Deloitte & Touche, the accuracy of such list and the compliance by the Buyer and the Company with the terms of this Section 6.3. In the event that Deloitte & Touche concludes that any Receivables on such list were not Unpaid Receivables, the Buyer shall cause all amounts paid by the Sellers on account of such Unpaid Receivables to be reimbursed to the Sellers within five (5) Business Days of receipt of

Deloitte & Touche's report, provided that the amount of any such reimbursement shall be reduced by all amounts recovered by the Sellers with respect to such Unpaid Receivables. The parties agree that the report of Deloitte & Touche rendered pursuant to this Section 6.3(e) shall be final and binding (subject to Section 6.3[f]) on the parties hereto with respect to the subject matter covered hereby.

                       (f) At any time, and from time to time, the Sellers shall have the right to review all information and reports rendered pursuant to this
Section in order to assure themselves of the accuracy and completeness thereof. The Buyer shall cooperate, upon reasonable notice, with the Sellers with respect thereto, make available to the Sellers the books, records, information and personnel of the Buyers in connection therewith and in the event of any dispute or disagreement among the parties hereto the same shall be promptly resolved in accordance with the dispute resolutions procedure set forth in Section 2.3(c) hereof.

                  6.4 Claw Back Right. If at any time on, or after, the date hereof, the Buyer receives any payment with respect to any assets of the Company not conveyed to the Buyer pursuant to the terms hereof, including any accounts receivable not purchased by the Buyer, any accounts receivable later purchased by and assigned to the Company from the Buyer payments with respect to insurance, Tax refunds and insurance proceeds the same shall be, within ten (10)

Business Days of receipt thereof and identification thereto as subject hereto, remitted to the Company.

                  6.5 Subrogation Rights. If any party hereto has any rights against a third party with respect to any Damages which result in the making of an indemnification payment under this Agreement, then the party paying such indemnification shall, to the extent of such payment and as may be permitted under then applicable contracts, agreements or understandings, be subrogated to the rights of the Person receiving indemnification.

                  6.6 Effect of Investigation or Knowledge. Any claim by an Indemnitee to indemnification shall not be adversely effected by any investigation by, or the opportunity to investigate afforded to said party, but each party hereto shall be deemed to be relying on the representations and warranties of the other party set forth herein regardless of any investigation or audit conducted before, or after, the Closing Date or the decision of any such party to consummate the transaction which is the subject hereto and complete the Closing.

                                    ARTICLE 7
                               GENERAL PROVISIONS

                  7.1 Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

                  7.2 Transfer of Acquired Assets and of Funds. To the extent that any of the Assets are non-assignable or non-transferable to the Buyer, or non-assignable or non-transferable without the consent of a third party, or shall be subject to any option in any third party by virtue of a request for permission to assign or transfer by reason of or pursuant to this Agreement or the transactions contemplated hereby, this Agreement shall not constitute an assignment or a contract to assign or transfer the same (unless such consent is obtained or option waived) if an assignment or an attempted assignment or transfer would, immediately, or with the passage of time or the giving of notice, or both, constitute a breach thereof. If the Sellers shall have failed to have procured a required consent to any assignment or a transfer or waiver of such option with respect to any of such Assets prior to the date hereof the Sellers shall thereafter promptly use commercially reasonably efforts (which shall not include the obligation to pay money or commence a legal action) to make the full use and benefit of such Assets available to the Buyer to the same extent as if such impediment to the assignment or transfer did not exist. In the event that the use and benefit of any such Assets are not made available to the Buyer substantially to the same extent as the same was available to the Company, the Sellers shall, subject to the Buyer having timely fulfilled its material obligations pursuant to such Asset (provisions with respect to the requirement to obtain any consent or approval with respect to this transaction only shall not be construed, for any purposes hereby, to constitute "material obligations") from and after the date hereof, indemnify, defend and hold harmless the Buyer, and each of its officers, directors, employees and agents, from and against any and all loss, cost, damage or expense arising from the failure of the Buyer to have available to it the full use and benefit of such Assets.

                  If the Company or any of its Affiliates receives, on or after this date, any payments on any of the accounts receivable purchased by the Buyer from the Sellers, the Sellers and their Affiliates shall hold such payments in trust for the benefit of the Buyer and shall forward the same to the Buyer (only endorsed to the extent necessary to facilitate collection thereof) within five
(5) Business Days after the Company or such Affiliate's receipt thereof, and the Company and its Affiliates shall not commingle such payments with their own property or deposit the same to any bank account.

                  7.3 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, together with each of the other documents, agreements and instruments referred to herein (are hereinafter collectively referred to as the "Related Agreements") contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and, except as expressly set forth herein, and except for the provisions of the Related Agreements, there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth herein and in the Schedules and Exhibits hereto. This Agreement and the Related Agreements supersede all other prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof and thereof.

                  7.4 Allocation of Purchase Price. The parties agree that they will not file a return or statement, including IRS Form 8594, or otherwise take a position, with the Service, or any other tax authority, that is inconsistent with the allocation based on the books of account as set out in the Closing Date Balance Sheet.

                  7.5 Environmental Reports. If and to the extent requested by the Sellers, the Acquisitive Parties shall, without warranty as to accuracy or completeness, deliver to the Sellers a copy of all Phase I and Phase II environmental site assessments prepared by EnSafe, Inc. for the Buyer in connection with this transaction excluding those relating to the Retained Owned Real Property which shall be forwarded within thirty (30) days following the Sellers' request at any time within the next two (2) years. The Acquisitive Parties shall bear all costs related to the duplication and delivery thereof.

                  7.6 Preparation of Documents. This Agreement is the joint work product of the parties hereto and in the event of any ambiguity herein no inference shall be drawn against a party by reason of document preparation.

                  7.7 Expenses. Whether or not the transactions contemplated herein shall be consummated, each party shall pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

                  7.8 Interpretation. Unless the context of this Agreement clearly otherwise requires, (a) references to the plural will include the singular, the singular the plural, the part to the whole, (b) references to any gender will include all genders, (c) "include" and "including" have the inclusive meaning frequently identified with the phrases "without limitation" or "but not limited to" and (d) references to "hereunder", "herein" or "hereof" relate to this Agreement.

                  7.9 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

                  7.10 Time is of the Essence. Time is of the essence as to any and all actions to be taken pursuant to the Agreement.

                  7.11 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered personally to the persons identified below or by telecopier or by DHL or other internationally recognized overnight courier, or five (5) days after the mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice, provided that notice of a change of address shall be effective only upon receipt thereof):

                  If to the Sellers:

                           SunSource Inc.
                           3000 Logan Square
                           Philadelphia, Pennsylvania  19103
                           Attention: Joseph M. Corvino and Norman Edmonson

                  with a copy to

                           Morgan Lewis & Bockius, LLP
                           1701 Market Street
                           Philadelphia, Pennsylvania  19103-2921
                           Attention: Thomas J. Sharbaugh, Esquire

                  If to the Acquisition Parties

                           VVP America, Inc.
                           965 Ridge Lake Boulevard
                           Memphis, Tennessee  38120
                           Attention: Suresh Kumar

                  with a copy to

                           Thorp, Reed & Armstrong, LLP
                           One Riverfront Center
                           Pittsburgh, Pennsylvania  15222
                           Attention: Edward B. Harmon, Esquire

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

                  7.12 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

                  7.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  7.14 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or assignee of a party to this Agreement.

                  7.15 Change of Name. Effective as of the date hereof the Sellers shall cause the Company to change its name to a name not confusingly similar, in any respect, to "Harding Glass, Inc.", and such name shall not contain, in any way, the words "Harding" or "Glass" or any word derived therefrom.

                  7.16 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

                  7.17 Governing Law; Dispute Resolution.

                       (a) Except as provided in paragraph (b) below, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

                       (b) Except as provided in Section 2.3(c) and with respect to provisions relating to competition and confidentiality, any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration. The arbitration shall be held in Cincinnati, Ohio and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration. The arbitration shall be conducted in the English language. The arbitration proceedings, all documents and all testimony, written or oral produced in connection therewith, and the arbitration award shall be confidential.

                       (c) The arbitration panel shall consist of three (3) arbitrators. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its demand (the "Demand"). The other party (the "Respondent") shall appoint its arbitrator within thirty (30) days of receipt of the Demand (whether the Demand is received from the Claimant or from the American Arbitration Association) and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty
(30) day period, the arbitrator named in the Demand shall decide the controversy or claim as a sole arbitrator; provided that the respondent shall be entitled to five (5) days notice an opportunity to cure such failure. Otherwise, the two (2) arbitrators appointed by the parties shall appoint a third arbitrator within forty-five (45) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two (2) arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two (2) arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties, either party may request the then President of the American Arbitration Association to appoint the third arbitrator. The President of the American Arbitration Association shall appoint the third arbitrator within thirty (30) days after such request and shall notify the parties of the appointment. The third arbitrator shall act as Chairman of the panel. If any arbitrator shall for any reason cease to be an arbitrator, his replacement shall be chosen in the same manner as which such departing arbitrator was chosen.

                       (d) In addition to the authority conferred on the arbitrators by the Commercial Arbitration Rules of the American Arbitration Association and by law, the arbitrators shall have the authority to order such discovery and production of documents, including the deposition of party witnesses, and to make such orders for interim relief, including injunctive relief, as they may deem just and equitable. Notwithstanding the foregoing, the arbitrators shall be only empowered to interpret and apply the terms of this

Agreement, and shall not be empowered to revise or amend any provision in this Agreement, nor to make a decision based on any such revision or amendment.

                       7.18 Arbitral Award. The arbitral award may grant any relief deemed by the arbitrators to be just and equitable, including, without limitation, specific performance. The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the parties to the arbitration, and may include an award of costs, including reasonable attorneys' fees and disbursements. Any award rendered may be confirmed, judgment upon any award rendered may be entered, and such award of the judgment thereon may be enforced in any court of any state or country having the jurisdiction over the parties and/or their assets.

                       7.19 Sole Remedy. The indemnification rights pursuant to
Article 6 hereof shall constitute the sole and exclusive remedies for recovery of money damages with respect to the matters described therein. Notwithstanding the terms of this Section 7.19 to the contrary, this provision shall not limit, in any way, any other legal or equitable remedy that may be available to the Buyer with respect to this Agreement other than as the same may be dispositively addressed in such Article 6

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                         VVP America, Inc.

                                         By:____________________________________

                                         Title:_________________________________


                                         VVP America Acquisition, L.L.C.

                                         By:____________________________________

                                         Title:_________________________________


                                         SunSource Inc.

                                         By:____________________________________

                                         Title:_________________________________


                                         SunSub A Inc.

                                         By:____________________________________

                                         Title:_________________________________


                                         SunSource Investment Company Inc.

                                         By:____________________________________

                                         Title:_________________________________


                                         Harding Glass, Inc.

                                         By:____________________________________

                                         Title:_________________________________

1.1  DEFINITIONS...............................................................2

     ACQUISITIVE PARTIES OPINION

     AFFILIATE

     ASSETS

     ASSUMED LIABILITIES

     BALANCE SHEETS

     BILLS OF SALE

     BONUS ACCORDS

     BRANCH ACCOUNTS AGREEMENT

     BUSINESS DAY

     CLOSING

     CLOSING DATE

     CLOSING DATE BALANCE SHEET

     COBRA

     CODE

     DRAFT CLOSING DATE BALANCE SHEET

     ENVIRONMENTAL CLAIMS

     ENVIRONMENTAL LAWS

     ERISA

     ESTIMATED CLOSING DATE BALANCE SHEET

     EXCLUDED ASSETS

     FINANCIAL STATEMENTS

     GAAP

     GENERAL REAL PROPERTY LEASE ASSIGNMENT

     HARDING

     HAZARDOUS MATERIALS

     HSR ACT

     INCOME TAXES

     INITIAL AND ESTIMATED PAYMENT

     INSTRUMENT OF ASSUMPTION

     INSURANCE POLICIES"

     INTELLECTUAL PROPERTY ASSIGNMENTS

     IRS

     ISSUER

     KNOWLEDGE

     LANDLORDS' WAIVERS

     LAW

     LETTER OF CREDIT

     LIENS" OR A "LIEN

     LOCKBOX LETTER

     LOSSES

     LOF

     LOF NOTE

     MESA SUBLEASE

     MPM

     MULTIEMPLOYER PLAN

     NATIONAL DATA LETTER

     OFFICIAL BODY

     PERMITTED LIENS

     PERSON

     PLAN

     POLICY 21

     PROPERTY LEASES

     PROPRIETARY RIGHTS

     PURCHASE PRICE

     RAYTOWN LEASE

     REAL ESTATE DELIVERABLES

     RELATED PERSON

     RETAINED LIABILITIES

     RETAINED LEASED REAL PROPERTY

     RETAINED OWNED REAL PROPERTY"

     ROANOKE SUBLEASE

     SCHEDULE

     SELLERS OPINION

     SM AGREEMENTS

     STANDARDS

     SUBLEASES

     SUBSIDIARY

     SUNSOURCE REVOLVER

     TSA

     TAXES

     TAX RETURN

     TERRITORY

     TIME

     TUCSON SUBLEASE

2.1  Sale and Purchase of Assets..............................................12

2.2  The Purchase Price.......................................................18

2.3  Determination of Closing Date Balance Sheet..............................18

2.4  Closing..................................................................26

2.5  Closing Deliveries by Sellers............................................26

2.6  Closing Deliveries by the Acquisitive Parties............................33

2.7  Timeliness of Payments...................................................36

2.8  Assets Not Purchased by the Buyer........................................37

2.9  Liabilities Assumed by the Buyer.........................................39

2.10 Liabilities Not Assumed by the Acquisitive Parties.......................40

3.1  Organization and Qualification of the Company and the Absence of
     Subsidiaries.............................................................47

3.2  Equity Interests.........................................................48

3.3  Authority................................................................49

3.4  No Governmental Consents.................................................50

3.5  Properties, etc..........................................................50

3.6  Patents, Licenses and Related Matters....................................52

3.7  Financial Statements.....................................................53

3.8  Absence of Undisclosed Liabilities.......................................54

3.9  Absence of Certain Changes or Events.....................................54

3.10 Contracts................................................................56

3.11 Litigation...............................................................58

3.12 Compliance with Law......................................................58

3.13 Labor Matters............................................................59

3.14 Insurance................................................................61

3.15 Employee Benefit Matters.................................................62

3.16 Customers and Suppliers..................................................67

3.17 Machinery and Equipment..................................................67

3.18 Accounts Receivable......................................................67

3.19 Inventories..............................................................68

3.20 Employees................................................................68

3.21 Accounts Payable.........................................................69

3.22 Taxes....................................................................69

3.23 Customer Lists...........................................................70

3.24 Environmental and Occupational Safety and Health.........................71

3.25 Transactions with Affiliates.............................................74

3.26 Bank Accounts, etc.......................................................75

3.27 Backlog..................................................................75

3.28 Decrees..................................................................75

3.29 Company Products.........................................................76

3.30 Books and Records........................................................76

3.31 Defined Benefit Plan.....................................................77

3.32 Lifetime Benefits........................................................77

3.33 Excise Tax Liability.....................................................77

3.34 Brokers..................................................................77

3.35 Affiliate Transactions...................................................78

3.36 No Sensitive Transactions................................................78

3.37 Representations Complete.................................................79

4.1  Organization.............................................................79

4.2  Authority................................................................79

4.3  Brokers..................................................................81

4.4  Litigation Affecting the Acquisitive Parties.............................81

4.5  No Consents..............................................................82

4.6  Adequate Capital.........................................................82

5.1  Employee Benefit Matters.................................................82

5.2  Further Assurances.......................................................88

5.3  Substitution of Collateral...............................................89

5.4  Records..................................................................90

5.5  Confidentiality..........................................................91

5.6  Non-Competition..........................................................92

5.7  WARN Act.................................................................95

5.8  Profitability of Uncompleted Contracts, Agreements or Other
     Commitments of the Company...............................................96

5.9  Provisions for Warranty Claims...........................................98

5.10 FICA Adjustment.........................................................101

5.11 Cobra and Accrued Benefits..............................................102

6.1  Survival of Representations, Warranties and Covenants...................103

6.2  Indemnification.........................................................104

6.3  Receivables Indemnification.............................................117

6.4  Claw Back Right.........................................................122

6.5  Subrogation Rights......................................................122

6.6  Effect of Investigation or Knowledge....................................122

7.1  Modification; Waiver....................................................123

7.2  Transfer of Acquired Assets and of Funds................................123

7.3  Entire Agreement........................................................125

7.4  Allocation of Purchase Price............................................125

7.5  Environmental Reports...................................................125

7.6  Preparation of Documents................................................126

7.7  Expenses................................................................126

7.8  Interpretation..........................................................126

7.9  Headings................................................................126

7.10 Time is of the Essence..................................................127

7.11 Notices.................................................................127

7.12 Severability............................................................128

7.13 Binding Effect; Assignment..............................................128

7.14 No Third Party Beneficiaries............................................128

7.15 Change of Name..........................................................128

7.16 Counterparts............................................................129

7.17 Governing Law; Dispute Resolution.......................................129

7.19 Sole Remedy.............................................................131